UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

CORAUTUS GENETICS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

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NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

75 Fifth Street, NW Suite 313 Atlanta, GA 30308	Phone: 404.526.6200	Fax: 404.526.6218	www.corautus.com

April 4, 2006

Dear Shareholder:

You are cordially invited to attend the 2006 Annual Meeting of Shareholders of Corautus Genetics Inc. to be held at 75 Fifth Street, NW, Third Floor Conference Room, Atlanta, Georgia 30308, on Thursday, May 11, 2006, at 9:00 a.m., local time.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting, we also will briefly report on the operations of Corautus during the past year and our plans for the future. Directors and officers of Corautus, as well as representatives from our independent registered public accounting firm, Ernst & Young LLP, will be present to respond to appropriate questions from shareholders.

Please mark, date, sign and return your proxy card in the enclosed envelope at your earliest convenience. This will assure that your shares will be represented and voted at the meeting, even if you do not attend.

Sincerely,

Richard E. Otto
President, Chief Executive Officer and Director

CORAUTUS GENETICS INC.

75 Fifth Street, NW

Suite 313

Atlanta, Georgia 30308

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 11, 2006

NOTICE HEREBY IS GIVEN that the 2006 Annual Meeting of Shareholders of Corautus Genetics Inc. (“Corautus”) will be held at 75 Fifth Street, NW, Third Floor Conference Room, Atlanta, Georgia 30308, on Thursday, May 11, 2006, at 9:00 a.m., local time, for the purposes of considering and voting upon:

1.	A proposal to elect nine directors to serve until the 2007 Annual Meeting of Shareholders;

2.	A proposal to approve the amendment to the Corautus Genetics Inc. 2002 Stock Plan to increase the maximum number of shares of common stock reserved for issuance thereunder;

3.	A proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Corautus for the fiscal year ending December 31, 2006; and

4.	Such other business as properly may come before the Annual Meeting or any adjournments thereof.

The board of directors is not aware of any other business to be presented to a vote of the shareholders at the Annual Meeting. Information relating to the above matters is set forth in the attached Proxy Statement. Shareholders of record at the close of business on March 27, 2006 are entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof.

By Order of the Board of Directors.

Richard E. Otto
President, Chief Executive Officer and Director

Atlanta, Georgia

April 4, 2006

PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

CORAUTUS GENETICS INC.

75 Fifth Street, NW

Suite 313

Atlanta, Georgia 30308

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 11, 2006

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

We are furnishing this proxy statement to our shareholders in connection with the solicitation of proxies by our board of directors to be voted at the 2006 Annual Meeting of Shareholders and at any adjournments thereof. The Annual Meeting will be held at 75 Fifth Street, NW, Third Floor Conference Room, Atlanta, Georgia 30308, on Thursday, May 11, 2006, at 9:00 a.m., local time. When used in this proxy statement, the terms “we,” “us,” “our” and “Corautus” refer to Corautus Genetics Inc.

The Securities and Exchange Commission rules require us to provide our Annual Report to shareholders who receive this proxy statement. We also will provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (not including documents incorporated by reference), are available to any shareholder without charge upon written request to Corautus Genetics Inc. to the attention of Jack W. Callicutt, Vice President- Finance and Administration, 75 Fifth Street, NW, Suite 313, Atlanta, Georgia 30308. You may also obtain our Annual Report on Form 10-K over the Internet at the SEC’s website, www.sec.gov, or at our website, www.corautus.com.

The approximate date on which this proxy statement and form of proxy card are first being sent or given to shareholders is April 4, 2006.

GENERAL INFORMATION ABOUT VOTING

Who Can Vote

The securities that can be voted at the Annual Meeting consist of our common stock, $0.001 par value per share, and our Series D Preferred Stock, par value $0.001 per share, with each share of common stock entitling its owner to one vote on each matter submitted to the shareholders, and each share of Series D Preferred Stock entitling its owner to vote with the common stock on all matters submitted to shareholders as if the Series D Preferred Stock was converted to the common stock prior to the vote. As of March 27, 2006, each share of Series D Preferred Stock entitled its holder to approximately 1.025236 shares of common stock, which means each share of Series D Preferred Stock gets approximately 1.025236 votes as compared to each share of common stock getting one vote per share. Boston Scientific Corporation is the sole holder of Series D Preferred Stock. You are entitled to vote your shares of stock if our shareholder records show that you held your stock as of the close of business on March 27, 2006, which is the record date for determining the holders of stock who are entitled to receive notice of and to vote at the Annual Meeting. On March 27, 2006, 19,717,242 shares of common stock were outstanding and eligible to be voted at the Annual Meeting and 1,385,377 shares of Series D Preferred Stock were outstanding and eligible to be voted at the Annual Meeting. Since the Series D Preferred Stock is entitled to approximately 1.025236 votes per share, there are a total of 21,137,581 shares eligible to be voted at the Annual Meeting.

Quorum and Vote Required

The presence, in person or by proxy, of a majority of the outstanding shares of our common stock (including the common stock represented by the Series D Preferred Stock) is necessary to constitute a quorum at the Annual Meeting. In counting the votes to determine whether a quorum exists at the Annual Meeting, we will use the proposal receiving the greatest number of all votes “for” or “against” and abstentions (including instructions to withhold authority to vote).

In voting with regard to the proposal to elect directors (Proposal 1), you may vote in favor of all nominees, withhold your vote as to all nominees or vote in favor of or withhold your vote as to specific nominees. The vote required to approve Proposal 1 is governed by Delaware law and is a plurality of the votes cast by the holders of shares represented and entitled to vote at the Annual Meeting, provided a quorum is present. As a result, in accordance with Delaware law, votes that are withheld will be counted in determining whether a quorum is present but will have no other effect on the election of directors.

In voting with regard to the proposal to amend the Corautus 2002 Stock Plan (Proposal 2), you may vote in favor of the proposal or against the proposal or may abstain from voting. The vote required to approve the proposal is governed by the NASDAQ Stock Market rules and Delaware law and is the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting, provided a quorum is present. As a result, abstentions and broker non-votes will be considered in determining whether a quorum is present and the number of votes required to obtain the necessary majority vote and therefore will have the same legal effect as voting against the proposal.

In voting with regard to the proposal to ratify the Audit Committee’s appointment of the independent registered public accounting firm (Proposal 3), you may vote in favor of the proposal, vote against the proposal or abstain from voting. The vote required to approve the proposal is governed by Delaware law and is the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting, provided a quorum is present. As a result, abstentions will be considered in determining whether a quorum is present and the number of votes required to obtain the necessary majority vote and therefore will have the same legal effect as voting against the proposal.

Under the rules of the New York and American Stock Exchanges (the “Exchanges”) that govern most domestic stock brokerage firms, member firms that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for shareholder action, vote in their discretion upon proposals which are considered “discretionary” proposals under the rules of the Exchanges. These votes by brokerage firms are considered as votes cast in determining the outcome of any discretionary proposal. Member brokerage firms that have received no instructions from their clients as to “non-discretionary” proposals do not have discretion to vote on these proposals. If the brokerage firm returns a proxy card without voting on a non-discretionary proposal because it received no instructions, this is referred to as a “broker non-vote” on the proposal. “Broker non-votes” are considered in determining whether a quorum exists at the Annual Meeting, but are not considered as votes cast in determining the outcome of any proposal. We believe that Proposals 1 and 3 are discretionary.

As of March 27, 2006, our directors and executive officers held or controlled approximately 443,384 shares of our common stock, constituting approximately 2.25% of the outstanding common stock. We believe that these holders will vote all of their shares of common stock in favor of each of the proposals.

Voting By Proxy Holders

You should specify your choices with regard to each of the proposals on the enclosed proxy card. All properly executed proxy cards delivered to us in time to be voted at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the directions noted on the proxy card. In the absence of such instructions, the shares represented by a signed and dated proxy card will be voted “FOR” the election of all director nominees, “FOR” the amendment of the 2002 Stock Plan, and “FOR” the ratification of the appointment of the independent registered public accounting firm. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

How to Revoke Your Proxy

Any shareholder delivering a proxy has the power to revoke it at any time before it is voted (1) by giving written notice to Jack W. Callicutt, Vice President- Finance and Administration, at 75 Fifth Street, NW, Suite 313, Atlanta, Georgia, 30308, (2) by executing and delivering a proxy card bearing a later date or (3) by voting in person at the Annual Meeting. Please note, however, that under the rules of the Exchanges and the NASDAQ Stock Market, any beneficial owner of our common stock whose shares are held in street name by a member brokerage firm may revoke his or her proxy and vote his or her shares in person at the Annual Meeting only in accordance with applicable rules and procedures of the Exchanges and the NASDAQ Stock Market, as employed by the beneficial owner’s brokerage firm.

Cost of This Proxy Solicitation

Corautus is making the solicitations made in this proxy statement. In addition to soliciting proxies through the mail, we may solicit proxies through our directors, officers and employees in person and by telephone or facsimile. Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares held of record by them. Corautus has retained the services of InvestorCom, Inc. to provide proxy advisory services and solicit proxies for a fee of $2,500, plus expenses.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the current beneficial ownership of our common stock and our Series D Preferred Stock by each person, or group of affiliated persons, who beneficially owns more than 5% of such stock. The percentage of class for the common stock is based on 19,717,242 shares of our common stock outstanding on March 27, 2006, and the percentage of class for the Series D Preferred Stock is based on 1,385,377 shares of Series D Preferred Stock that are convertible into 1,420,339 shares of common stock as of March 27, 2006. Beneficial ownership is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the shares beneficially owned by them, subject to community property laws, where applicable.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership of Class(1)		Percent of Class
Boston Scientific Corporation One Boston Scientific Place Natick, Massachusetts 01760	Common Stock	2,105,264	(2)	10.7%

Human Genome Sciences, Inc. 14200 Shady Grove Road Rockville, Maryland 20850	Common Stock	1,585,099	(3)	8.0%

Baxter Healthcare Corporation One Baxter Parkway Deerfield, Illinois 60015	Common Stock	1,397,447	(4)	7.1%

Ardsley Partners & Affiliates 262 Harbor Drive, 4th Floor Stamford, Connecticut 06902	Common Stock	1,200,000	(5)	6.1%

Steven A. Lyman P.O. Box 676046 Rancho Santa Fe, CA 92067	Common Stock	1,196,905	(6)	6.1%

Ore Hill Hub Fund Ltd. BISYS Hedge Fund Services (Cayman) Ltd. 27 Hospital Road, P.O. Box 1748GT George Town, Grand Cayman, Cayman Islands, BWI	Common Stock	985,800	(7)	5.0%

Boston Scientific Corporation One Boston Scientific Place Natick, Massachusetts 01760	Series D Preferred Stock	1,385,377	(8)	100%

(1)	The number and percentage of shares beneficially owned is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty days, through the exercise of any stock option or other right.

(2)	Based on Schedule 13G/A filed by Boston Scientific Corporation on August 15, 2005.
(3)	Based on Schedule 13D filed by Human Genome Sciences, Inc. on February 14, 2003.
(4)	Based on Schedule 13G filed by Baxter Healthcare Corporation on February 13, 2004. Includes warrants to purchase 14,285 shares of Corautus common stock at an exercise price of $14.00 per share and excludes 2,000 shares of non-voting Series C Preferred Stock that will be convertible into Corautus common stock upon the achievement of a milestone event that has not yet occurred and likely will not occur in the near future. The amount of common stock to be received upon conversion of the Series C Preferred Stock cannot be determined at this time.
(5)	Based on Schedule 13G filed by Ardsley Partners & Affiliates on March 21, 2006. Includes securities held by Ardsley Partners I, Philip J. Hempleman, Ardsley Partners Fund II, LP, Ardsley Offshore Fund, Ltd., Ardsley Advisory Partners, Ardsley Partners Institutional Fund, LP, and certain managed accounts.
(6)	Based on Schedule 13G filed by Steven A. Lyman on March 16, 2006.
(7)	Based on Schedule 13G filed by Ore Hill Hub Fund Ltd. & Affiliates on March 15, 2006. Ore Hill Partners, LLC, Benjamin Nickoll, and Frederick Wahl may be deemed to have shared voting and dispositive power with respect to such shares.
(8)	Based on conversion price as of March 27, 2006, the Series D Preferred Stock is convertible into 1,420,339 shares of Corautus common stock. The Series D Preferred Stock votes with the common stock on all matters as if the Series D Preferred Stock was converted into common stock. On an as-converted-to-common-stock basis, the Series D Preferred Stock represents beneficial ownership of 6.7% of the class of common stock.

The following table sets forth information with respect to the beneficial ownership of our voting stock as of March 27, 2006 by each of our directors, each of our named executive officers and all of our directors and executive officers as a group. Beneficial ownership is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Consequently, shares of common stock subject to options or warrants currently exercisable or that become exercisable within 60 days of March 27, 2006 are deemed outstanding for purposes of the number of shares beneficially owned and for purposes of computing the percentage ownership of the person owning those options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable.

Name of Director, Nominee or Executive Officer	Title of Class	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Richard E. Otto	Common Stock	754,225	(2)	3.69%
Robert T. Atwood	Common Stock	739,767	(3)	3.63%
Jack W. Callicutt	Common Stock	91,000	(4)	*
Yawen L. Chiang	Common Stock	208,926	(5)	1.05%
Michael K. Steele	Common Stock	5,000	(6)	*
Eric N. Falkenberg	Common Stock	137,000	(7)	*
James C. Gilstrap	Common Stock	197,973	(8)	1.00%
John R. Larson	Common Stock	178,347	(9)	*
F. Richard Nichol	Common Stock	61,000	(10)	*
B. Lynne Parshall	Common Stock	42,000	(11)	*
Ivor Royston	Common Stock	231,293	(12)	1.17%
Victor W. Schmitt	Common Stock	111,174	(13)	*

Total Directors and Executive Officers as a group	Common Stock	2,757,705		12.52%

(*)	Represents less than one percent.
(1)	The number and percentage of shares beneficially owned is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty days of March 27, 2005, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such power with his or her spouse) with respect to the shares shown as beneficially owned.

(2)	Includes 8,242 shares beneficially owned by Richard and Kathleen Otto and 49,608 shares held directly by Richard E. Otto and 696,375 shares of common stock issuable upon exercise of presently outstanding options and warrants that are exercisable within 60 days.
(3)	Includes 53,123 shares beneficially owned by Robert T. Atwood and 686,644 shares of common stock issuable upon exercise of presently outstanding options and warrants that are exercisable within 60 days.
(4)	Includes 1,000 shares beneficially owned by Jack W. Callicutt and 90,000 shares of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days.
(5)	Includes 4,285 shares beneficially owned by Yawen L. Chiang and 204,641 shares of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days.
(6)	Includes 5,000 shares of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days.
(7)	Includes 35,000 shares beneficially owned by Eric N. Falkenberg and 102,000 shares of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days.
(8)	Includes 83,473 shares beneficially owned by James C. Gilstrap and 114,500 shares of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days.
(9)	Includes 65,870 shares beneficially owned by John R. Larson and 112,477 shares of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days.
(10)	Includes 1,000 shares beneficially owned directly by F. Richard Nichol and 60,000 shares of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days.
(11)	Includes 42,000 shares of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days.
(12)	Includes 126,963 shares beneficially owned directly by Ivor Royston, M.D. and 104,330 shares of common stock issuable upon exercise of presently outstanding options and warrants that are exercisable within 60 days.
(13)	Includes 14,820 shares beneficially owned directly by Victor W. Schmitt and 96,354 shares of common stock issuable upon exercise of presently outstanding options and warrants that are exercisable within 60 days.

PROPOSAL 1 - ELECTION OF DIRECTORS

Nominees

Our board of directors currently consists of nine members. The board has nominated the following nine members for election to the board of directors- Robert T. Atwood, Eric N. Falkenberg, James C. Gilstrap, John R. Larson, F. Richard Nichol, Ph.D., Richard E. Otto, B. Lynne Parshall, Ivor Royston, M.D. and Victor W. Schmitt for election as directors at the 2006 Annual Meeting. All nine nominees currently are directors of Corautus. If elected as a director at the Annual Meeting, each of the nominees would serve a one-year term expiring at the 2007 Annual Meeting of Shareholders and until his or her successor has been duly elected and qualified. There are no family relationships among the directors or the executive officers.

Each of the nominees has consented to serve as a director if elected. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the board of directors may designate a substitute nominee or nominees (in which event the persons named on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancies to remain open until a suitable candidate or candidates are located, or by resolution provide for a lesser number of directors or fill the position.

The board of directors unanimously recommends that the shareholders vote “FOR” Proposal No. 1 to elect Robert T. Atwood, Eric N. Falkenberg, James C. Gilstrap, John R. Larson, F. Richard Nichol, Ph.D., Richard E. Otto, B. Lynne Parshall, Ivor Royston, M.D. and Victor W. Schmitt as directors for a one year term expiring at the 2007 Annual Meeting of Shareholders and until their successors have been duly elected and qualified.

Director Independence

The Nominating and Corporate Governance Committee and the Board of Directors have determined that Ms. Parshall and Messrs. Falkenberg, Gilstrap, Larson, Nichol, Royston, and Schmitt do not have any relationship that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors and are independent in accordance with the NASDAQ listing standards.

Directors and Executive Officers

Set forth below is certain information as of March 27, 2006 regarding our current directors, nominees for director and executive officers, including biographical information for all nominees for director and our executive officers.

Name	Age	Title
Richard E. Otto	56	Director, Chief Executive Officer and President (Nominee for Director)
Robert T. Atwood	66	Director, Executive Vice President, Chief Financial Officer and Secretary (Nominee for Director)
Jack W. Callicutt	39	Vice President- Finance and Administration, Chief Accounting Officer and Assistant Secretary
Yawen L. Chiang, Ph.D.	55	Senior Vice President–Chief Scientific Officer
Michael K. Steele	40	Vice President- Business Development
Eric N. Falkenberg(2)(3)	56	Director (Nominee for Director)
James C. Gilstrap (4)	70	Director (Nominee for Director)
John R. Larson(1)(3)	59	Director (Nominee for Director)
F. Richard Nichol, Ph.D(1)(2).	64	Director (Nominee for Director)
B. Lynne Parshall(1)	51	Director (Nominee for Director)
Ivor Royston, M.D(3)	59	Director (Nominee for Director)
Victor W. Schmitt(2)	57	Director (Nominee for Director)

1.	Member of the Audit Committee.
2.	Member of the Compensation Committee.
3.	Member of the Nominating and Corporate Governance Committee.
4.	Chairman of the Board of Directors.

Richard E. Otto. Richard E. Otto is our Chief Executive Officer, President and director and has served as Chief Executive Officer and director since the merger between GenStar and Vascular Genetics in February 2003. Mr. Otto became President of Corautus in April 2003. Prior to the merger, he served as Chief Executive Officer, President and a director of Vascular Genetics since January 2002. From March 1998 through January 2002, Mr. Otto served as a consultant to various charitable and commercial organizations. Mr. Otto has spent the past 35 years in the cardiac therapy industry. From September 1995 to March 1998 he served as Chief Executive Officer and a director of CardioDynamics International Corporation, a publicly traded company listed on NASDAQ that develops, manufactures and markets noninvasive heart-monitoring devices. Mr. Otto has served as a consultant to the founder of WebMD and as a consultant to the Cardiac Rhythm Management division of St. Jude Medical. His career includes key management positions with Cardiac Pacemakers Inc. (now a Guidant company). Mr. Otto also held positions at Intermedics, Inc., Medtronic Inc., and Eli Lilly and Company. Mr. Otto has served on the Georgia board of directors of the Juvenile Diabetes Foundation, and Leukemia Society. Additionally, Mr. Otto serves on the board of directors of ImaRx Therapeutics Inc., a privately held corporation, and MediHut Inc. Mr. Otto was a semifinalist in the 1997 Entrepreneur of the Year Award for the Southern California Region. He received a Bachelor of Science degree in chemistry from the University of Georgia.

Robert T. Atwood. Robert T. Atwood is our Chief Financial Officer, Executive Vice President, Secretary and Director and has served as Chief Financial Officer and Secretary since the merger between GenStar and Vascular Genetics in February 2003. Mr. Atwood became Executive Vice President in October 2003 and director in November 2003. Prior to the merger, he served as Chief Financial Officer of Vascular Genetics since January 2002. Prior to joining Vascular Genetics, Mr. Atwood served for 10 years as Executive Vice President and Chief Financial Officer of First Union Corporation (now Wachovia Corporation), Charlotte, N.C. Prior to working with First Union, Mr. Atwood was a partner in the international accounting firm of Deloitte & Touche, having spent 28 years serving clients and in administrative positions in Atlanta, the District of Columbia, and New York. Throughout his career, Mr. Atwood has served on numerous professional association and industry committees. He was appointed to the President’s Price Advisory Committee to the Council on Wage and Price Stability from 1978 to 1980 and to the Investment Policy Advisory Committee to the United States Trade Representative from 1984 to 1987. Mr. Atwood currently serves on the board of directors of Grubb Properties headquartered in Charlotte, N.C. In addition, Mr. Atwood has served on the board of trustees of many educational, cultural, and charitable activities, and currently serves and the chairman of the Catholic Foundation of South Georgia. In 2001, Mr. Atwood received the Spirit of Giving Award from the Mint Museum of Art and the Royal and Sun Alliance Company in Charlotte, N.C. Mr. Atwood graduated from the University of San Diego in 1962 and in May 2001 was awarded the Author E. Hughes Career Achievement Award by the University of San Diego School of Business Administration.

Jack W. Callicutt. Jack W. Callicutt has served as Vice President, Finance and Administration, Chief Accounting Officer and Assistant Secretary since September 2003. Prior to joining Corautus, Mr. Callicutt spent 14 years with Deloitte & Touche, the last six years as an audit senior manager. Mr. Callicutt is a Certified Public Accountant and graduated, with honors, from Delta State University in 1989 with degrees in Accounting and Computer Information Systems.

Yawen L. Chiang, Ph.D. Yawen L. Chiang, Ph.D., joined Corautus as Senior Vice President, Research & Development in August, 2001. In February 2003, Dr. Chiang became Senior Vice President-Chief Scientific Officer of Corautus. Dr. Chiang has twenty-two years of research and development experience in the biotechnology and pharmaceutical industries. Dr. Chiang has had experience with numerous gene therapy clinical trials and has published many articles in the field of gene therapy. She is named as inventor on several issued or pending patent applications including the 1999 issued patent on “Vectors for Tissue Specific Replication.” From February 1998 to August 2001, Dr. Chiang was Site Director for the Aventis/Gencell Research Center in Hayward, California where she was responsible for research and project management, alliance and collaboration management, and technology transfer. Prior to Aventis/Gencell, she was Vice President, Preclinical Studies at Novartis/Genetic Therapy Inc. for ten years. She was the principal investigator on numerous collaborative research and development agreement programs and received SBIR Phase I and II grants. She also had considerable experience with gene therapy clinical production. Dr. Chiang received a B.S. in Medical Technology, Allied Health, from the University of Maryland, an M.A. in Health Care Administration from Central Michigan University and both an M.S. in Biochemistry and a PhD in Genetics from George Washington University. Dr. Chiang performed her Ph.D. dissertation and Post-Doctoral research at the National Institues of Health from 1976-1983.

Michael K. Steele. Michael K. Steele has served as Vice President – Business Development since May 1, 2005. Prior to joining Corautus, Mr. Steele was the Corporate Vice President of Business Development for Life Therapeutics Ltd., a principal at Business Development Solutions, a life sciences consultancy, and held a number of managerial positions at Serologicals Corporation. Mr. Steele earned his B.S. and M.B.A. at James Madison University.

Eric N. Falkenberg. Eric N. Falkenberg has served as a director of Corautus since the merger between GenStar and Vascular Genetics in February 2003. Mr. Falkenberg also serves as Executive Vice President, Global Research and Emerging Indications, for the Cardiac Rhythm Management Division, or CRMD, of St. Jude Medical, Inc. since 1996. CRMD is a leading supplier of pacemaker, implantable cardioverter defibrillator, and catheter mapping and ablation systems for the treatment of cardiac rhythm disease. Prior to joining St. Jude Medical in 1998, Mr. Falkenberg held assignments in sales management and product development at Guidant Corporation and Intermedics, Inc. Mr. Falkenberg received a B.S. in Engineering from Lafayette College and a Master of Science degree in Biomedical Engineering from the University of Miami.

James C. Gilstrap. James C. Gilstrap has served as a director of Corautus since the merger between GenStar and Vascular Genetics in February 2003. Mr. Gilstrap currently serves as Chairman of the board of directors of CardioDynamics International Corporation, a publicly traded company listed on NASDAQ that develops, manufactures and markets noninvasive heart-monitoring devices. Mr. Gilstrap has served as either Chairman or Co-Chairman of the board of directors of CardioDynamics International Corporation since February 1995. Mr. Gilstrap retired in 1987 from Jefferies & Company, Inc., an investment banking and institutional securities firm, where he served as Senior Executive Vice President, Partner, and Member of the Executive Committee. Mr. Gilstrap is also past president of the Dallas Securities Dealers as well as a past member of the Board of Governors of the National Association of Securities Dealers, Inc.

John R. Larson. John R. Larson has served as a director of Corautus since the merger between GenStar and Vascular Genetics in February 2003. Prior to the merger, he served as director of Vascular Genetics since 1999. Since December 1999, he has served as the Managing Director of Clique Capital, LLC, a venture capital company focused in the healthcare and technology area. Mr. Larson also serves as a director of Northland Trust Services, Inc., a trust services firm headquartered in Minneapolis, Minnesota. Mr. Larson is a founder of Prolifaron, Inc., an early stage biotechnology company he started in 1997 and sold to Alexion Pharmaceuticals, Inc. in 2000, and a founder of Materia, Inc. a research and development company specializing in new applications of patented polymer products. Mr. Larson served as a director for Prolifaron, Inc. from April 1997 to September 2000, a director of Materia, Inc. from 1997 to 1999, and a director of Northland Securities, Inc. from October 2002 to December 2004. Mr. Larson practiced law for 25 years concentrating in the areas of securities and finance and since August 2000 has been an “Of Counsel” with the law firm of Messerli & Kramer. Mr. Larson has been a frequent speaker on securities matters, having served as Commissioner of Securities and Chairman of the Commerce Commission for the State of Minnesota. In such capacity, Mr. Larson served on a number of committees for the North American Securities Administrators Association, Inc. and the National Association of Securities Dealers, Inc. Mr. Larson holds a B.A. degree from Minnesota State University and a J.D. from William Mitchell College of Law.

F. Richard Nichol, Ph.D. F. Richard Nichol, Ph.D. has served as director of Corautus since the 2004 annual meeting. Dr. Nichol currently serves on the boards of directors of First Consulting Group, a system integrator in the life sciences space. Dr. Nichol has spent 37 years in the pharmaceutical, contract clinical research, and biotechnology industries. In 1975, he was a cofounder of IBRD, a contract research organization, and served as Chairman and Chief Executive Officer until retiring in 1995. At that time, IBRD had revenues of $45 million with 437 employees in eight countries. Subsequently, he was named Chairman and Chief Executive Officer of CoCensys, a neuroscience research company, which was sold to Purdue Pharma in September 1999. Dr. Nichol received a BA, MS and Ph.D. from The Pennsylvania State University.

B. Lynne Parshall B. Lynne Parshall has served as a director of Corautus since the 2005 annual meeting. Ms. Parshall is Director, Executive Vice President, Chief Financial Officer and Secretary of Isis Pharmaceuticals, Inc. She has served as Isis Pharmaceuticals’ Executive Vice President since December 1995, its Chief Financial Officer since June 1994, and its Secretary since November 1991. She is responsible for overseeing the operations of development chemistry, manufacturing and pharmaceutics, finance, legal, patent affairs and is also involved in Isis Pharmaceuticals’ investor relations and business development activities. Ms. Parshall has been with Isis Pharmaceuticals for 14 years. Prior to joining Isis Pharmaceuticals, Ms. Parshall was a partner with the law firm of Cooley Godward LLP, where she represented several health care companies in a general practice specializing in corporate partnering and other technology-based transactions. Ms. Parshall currently serves on the board of directors of CardioDynamics International Corporation. Ms. Parshall received her J.D. at Stanford Law School, Stanford, California and her B.A. from Harvard University, Cambridge, Massachusetts . Ms. Parshall is currently a member of the Board of Trustees of The Bishop’s School and the Surf Soccer Board of Directors. Ms. Parshall is also a member of the Licensing Executives Society and a member of the American, Californian, and San Diego bar associations.

Ivor Royston, M.D. Ivor Royston, M.D. has served as director of Corautus since the merger between GenStar and Vascular Genetics in February 2003. He was Chairman of the Board of GenStar from April 1997 until August 1998 and served as GenStar’s President and Chief Executive Officer from April 1997 to August 1998. He has served as one of our directors since our formation in June 1995. Since 1990, Dr. Royston has been a General Partner of Forward Ventures, a life science venture capital firm. From 1990 until 2000, he was the President and Chief Executive Officer of Sidney Kimmel Cancer Center (formerly the San Diego Regional Cancer Center). From 1977 to 1993, Dr. Royston held various positions in academic medicine at the University of California, San Diego (UCSD) School of Medicine. Dr. Royston also served as Director, Clinical Immunology Program at the UCSD Cancer Center and Chief of Oncology at the San Diego VA Medical Center. Dr. Royston was a founder and director of Hybritech, Inc., GeneSys Therapeutics Corporation and IDEC Pharmaceuticals, Inc. He has served on the board of directors of various companies, including Unisyn Technologies, Inc., Medstone International Inc., Sequana Therapeutics, Inc., Corixa, Inc., CombiChem, Inc., IDEC Pharmaceuticals and GenQuest, Inc. He currently is a member of the board of directors of Avalon Pharmaceuticals, Favrille, Inc., Morphotek, Inc., and Targegen, Inc., and is Chairman of the Board of CancerVax, Inc. Dr. Royston was appointed by the President of United States to the National Cancer Advisory Board during 1996. Dr. Royston received a B.A. in Human Biology from Johns Hopkins University and an M.D. from the Johns Hopkins School of Medicine. He later trained in internal medicine and oncology at Stanford University and is board certified in both Internal Medicine and Medical Oncology.

Victor W. Schmitt. Victor W. Schmitt has served as a director of Corautus since the merger between GenStar and Vascular Genetics in February 2003. Prior to the merger, he served as a GenStar director since 1998. He is President, Venture Management, Baxter Healthcare Corporation. He has held this position since 1994 and is responsible for the creation and management of Baxter Healthcare Corporation’s interests in development-stage biotech companies. Prior to his current assignment, he held the operating position of President, Baxter Biotech Europe. He has also served as Vice President, Business Development and Finance for Baxter’s Blood Therapy Group.

There are no family relationships among any of our directors and executive officers.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The board of directors conducts its business through meetings of the full board and through committees of the board, consisting of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

During the fiscal year ended December 31, 2005, the board of directors held ten meetings. The Audit Committee held five meetings, the Compensation Committee held six meetings and the Nominating and Corporate Governance Committee held three meetings. One of our directors, Ivor Royston, attended less than 75% of the aggregate of meetings of the board of directors and meetings of the committees of which he is a member. The board’s governance principles provide that board members are expected to attend all meetings of the board and of each committee that the director is a member. At the 2005 Annual Meeting, all of the current board members were in attendance.

The Audit Committee

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, and oversees Corautus’ financial reporting process, including monitoring the integrity of the financial statements and the independence and performance of the auditors and supervises Corautus’ compliance with legal and regulatory requirements. Our board of directors has adopted a charter that sets forth the responsibilities of the Audit Committee. The Audit Committee’s charter is posted on our website at www.corautus.com. The members of the Audit Committee are B. Lynne Parshall, John R. Larson and F. Richard Nichol, each of whom has been determined by the board of directors to be independent as defined by the rules of the Securities and Exchange Commission and the applicable listing standards. The financial expert on our Audit Committee, as determined by the board of directors, is B. Lynne Parshall. B. Lynne Parshall also serves as Chairman of the Audit Committee. Please refer to Ms. Parshall’s biographical information above for a brief listing of Ms. Parshall’s relevant experience.

The Compensation Committee

The Compensation Committee assists the board by making recommendations to the board relating to the compensation and evaluation of Corautus’ executives, administering Corautus’ compensation plans and making reports and recommendations to the board with respect to such compensation. Our board of directors has adopted a charter that sets forth the responsibilities of the Compensation Committee. The Compensation Committee’s charter is posted on our website at www.corautus.com. The members of the Compensation Committee are Eric N. Falkenberg, F. Richard Nichol and Victor W. Schmitt, each of whom has been determined by the board of directors to be independent directors. Mr. Falkenberg serves as Chairman of the Compensation Committee.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the board in identifying and attracting highly qualified individuals to serve as directors, selecting director nominees to be elected to the board of directors, selecting qualified persons to fill any vacancies on the board, developing and maintaining our corporate governance principles and our code of business conduct and ethics, monitoring and safeguarding the board’s independence, and annually undertaking performance evaluations of the board committees and the full board of directors. Our board of directors has adopted a charter that sets forth the responsibilities of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s charter is posted on our website at www.corautus.com. The members of the Nominating and Corporate Governance Committee are Eric N.

Falkenberg, John R. Larson and Ivor Royston, each of whom is independent as defined by the rules of the SEC and the applicable listing standards of NASDAQ. Mr. Larson serves as Chairman of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will consider shareholders’ recommendations for election as directors at our 2007 Annual Meeting of Shareholders if submitted to Corautus on or before December 5, 2006. See “Nomination of Directors” and “Shareholder Proposals for 2007 Annual Meeting” below.

Nomination of Directors

As provided in Corautus’ bylaws and the Nominating and Corporate Governance Committee’s charter, the Nominating and Corporate Governance Committee will consider recommendations for directors submitted by shareholders. The Nominating and Corporate Governance Committee, in accordance with the board’s governance principles, seeks to create a board that has the ability to contribute to the effective oversight and management of Corautus, that is as a whole strong in its collective knowledge of and diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business judgment, crisis management, risk assessment, industry knowledge, corporate governance and global markets. When the Committee reviews a potential new candidate, the Committee looks specifically at the candidate’s qualifications in light of the needs of the board and Corautus at that time given the then current mix of director attributes.

General criteria for the nomination of director candidates include:

•	the highest ethical standards and integrity;

•	a willingness to act on and be accountable for board decisions;

•	an ability to provide wise, informed and thoughtful counsel to top management on a range of issues;

•	a history of achievement that reflects superior standards for themselves and others;

•	loyalty and commitment to driving the success of Corautus;

•	an ability to take tough positions while at the same time working as a team player; and

•	individual backgrounds that provide a portfolio of experience and knowledge commensurate with the needs of Corautus.

The Nominating and Corporate Governance Committee also strives to have all directors, other than the Chief Executive Officer and Chief Financial Officer, be independent. The Committee must also ensure that the members of the board as a group maintain the requisite qualifications under the NASDAQ listing standards for populating the Audit, Compensation and Nominating and Corporate Governance Committees.

Recommendations to the board of directors for election as directors of Corautus at an annual meeting may be made only by the Nominating and Corporate Governance Committee or by Corautus shareholders (through the Nominating and Corporate Governance Committee) who comply with the timing, informational, and other requirements of our Bylaws. Shareholders have the right to recommend persons for nomination by submitting such recommendation, in written form, to the Nominating and Corporate Governance Committee. Such recommendation must be delivered to or mailed to and received by the Secretary of Corautus at the principal executive offices not less than 120 calendar days before the first anniversary of the date that our proxy statement was released to shareholders in connection with the preceding year’s annual meeting of shareholders, except that if no annual meeting of shareholders was held in the preceding year or if the date of the annual meeting of shareholders has been changed by more than 30 calendar days from the date contemplated at the time of the preceding year’s proxy statement, the notice shall be received by the Secretary at Corautus’ principal executive offices not less than 150 calendar days prior to the date of the contemplated annual meeting or the date that is 10 calendar days after the date of the first public announcement or other notification to shareholders of the date of the contemplated annual meeting, whichever first occurs. The deadline to submit recommendations for election as directors at the 2006 Annual Meeting has already passed and the deadline to submit recommendations for election as directors at the 2007 Annual Meeting is on or before December 5, 2006.

Such written recommendations must include:

•	the shareholder’s name and address, as they appear on our corporate books;

•	the class and number of shares that are beneficially owned by such shareholder;

•	the dates upon which the shareholder acquired such shares; and

•	documentary support for any claim of beneficial ownership.

Additionally, the recommendation needs to include, as to each person whom the shareholder proposes to recommend to the Nominating and Corporate Governance Committee for nomination to election or reelection as a director, all information relating to the person that is required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and evidence satisfactory to us that the nominee has no interests that would limit their ability to fulfill their duties of office.

A shareholder’s notice of recommendation must also include:

•	the name, date of birth, business address and residence address of the nominee;

•	the principal occupation or employment of the nominee;

•	the class and number of shares of Corautus’ capital stock that are beneficially owned by the nominee on the date of the notice; and

•	the nominee’s signed consent to serve as a director if elected and to be named in the proxy statement.

Once the Nominating and Corporate Governance Committee receives the recommendation, it will deliver a questionnaire to the individual that requests additional information about his or her independence, qualifications and other information that would assist the Nominating and Corporate Governance Committee in evaluating the individual, as well as certain information that must be disclosed about the individual in Corautus’ proxy statement, if nominated. Individuals must complete and return the questionnaire within the time frame provided to be considered for nomination by the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will review the shareholder recommendations and make recommendations to the board of directors that the Committee feels are in the best interests of Corautus and its shareholders.

All of the nine nominees for election as directors by the shareholders at the 2006 Annual Meeting are current members of the board. The Nominating and Corporate Governance Committee also receives suggestions for director candidates from board members and through business contacts. In evaluating candidates for director, the Nominating and Corporate Governance Committee uses the qualifications described above, and evaluates shareholder nominees in the same manner as nominees from all other sources. Based on the Nominating and Corporate Governance Committee’s evaluation of each nominee’s satisfaction of the qualifications described above and, as current directors, their performance as directors in the 2005-2006 service year, the Nominating and Corporate Governance Committee recommended to the board of directors each nominee for reelection, and the board of directors nominated each such individual recommended. The Nominating and Corporate Governance Committee has not received any recommendations from shareholders for the 2006 Annual Meeting.

AUDIT COMMITTEE REPORT

The primary function of the Audit Committee is to assist the board of directors in its oversight and monitoring of our financial reporting and auditing process. On February 15, 2005, our board of directors adopted an amended and restated Audit Committee Charter that sets forth the responsibilities of the Audit Committee. The primary reason for amending the Audit Committee Charter was related to our switch to the NASDAQ Capital Market from the American Stock Exchange and compliance with the rules of the NASDAQ Stock Market. A copy of the Audit Committee Charter is available on our website at www.corautus.com.

Management has primary responsibility for our financial statements and the overall reporting process, including maintaining effective internal control over financial reporting and assessing the effectiveness of our system of internal controls. The independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present our financial position, results of operations and cash flows in conformity with U.S. generally accepted accounting principles, and discusses with the Audit Committee any issues it believes should be raised with the Audit Committee. These discussions include a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee monitors our processes, relying, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm.

Representatives of Ernst & Young LLP, our independent registered public accounting firm, attended each meeting of the Audit Committee that involved the discussion of financial statements. The Audit Committee reviewed and discussed with management and Ernst & Young LLP our audited financial statements for the year ended December 31, 2005 and our unaudited quarterly financial statements for the quarters ended March 31, June 30 and September 30, 2005 and discussed Ernst & Young LLP’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61 (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations.

The Audit Committee also received the written disclosures and the letter from Ernst & Young LLP that are required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) regarding the firm’s independence from our management and has discussed with Ernst & Young LLP its independence. The Audit Committee considered whether the services provided by Ernst & Young LLP for the year ended December 31, 2005 are compatible with maintaining their independence. The Audit Committee approved engaging Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2006.

Based upon its review of the audited financial statements and the discussions noted above, the Audit Committee recommended that the board of directors include the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

                                Audit Committee:

                                B. Lynne Parshall, Chairman

                                F. Richard Nichol

                                John R. Larson

Communications with the Board of Directors

Our board of directors has established a process for shareholders to communicate with members of the board. If you have any concern, question or complaint regarding our compliance with any policy or law, or would otherwise like to contact the board, you can reach the Corautus board of directors via e-mail at directors@corautus.com. Inquiries can be submitted anonymously and confidentially.

Additionally, we have created procedures for confidential submission of complaints or concerns relating to accounting or auditing matters and contracted with Ethicspoint, Inc. to facilitate the gathering, monitoring and delivering reports on any submissions. As of the date of this report, there have been no submissions of complaints or concerns to Ethicspoint. Complaints or concerns about our accounting, internal accounting controls or auditing matters may be submitted to the Audit Committee and our executive officers by contacting Ethicspoint. Ethicspoint provides phone and internet access and is available 24 hours per day, seven days per week, 365 days per year. The hotline number is 1-866-ETHICSP (1-866-384-4277) and the website is Ethicspoint.com. Ethicspoint.com can also be reached by clicking on the Ethicspoint logo at the “Investor Relations” section of our website.

Our executive officers and the Audit Committee will promptly review all submissions and determine the appropriate course of action. In appropriate circumstances, any executive officers or the members of the Audit Committee shall have the authority, in his or her discretion, to bring any submission immediately to the attention of other parties or persons, including the full board, accountants and attorneys. All submissions being reviewed at an Audit Committee meeting will be physically present at the meeting and available for Audit Committee inspection. The Audit Committee shall determine the appropriate means of addressing the concerns or complaints and delegate that task to the appropriate member of senior management, or take such other action as it deems necessary or appropriate to address the complaint or concern, including obtaining outside counsel or other advisors to assist the Audit Committee. All matters reported to the board remain on the board report until they have been resolved.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

Directors who are also employees receive no additional compensation for serving on our board of directors. We reimburse all of the directors for their out-of-pocket expenses in attending board meetings.

For the directors’ service year that began at our 2005 Annual Meeting of Shareholders, we paid all of our nonemployee directors for their service through grants of options for our common stock. Under our director compensation program for the 2005-2006 service year, which is defined as the 12 month period beginning on the date of the annual shareholders meeting and ending on the day before the next annual shareholders meeting, each new nonemployee director who joined the board received a grant of options to purchase 24,000 shares of our common stock.

As of the date of the 2005 Annual Meeting of Shareholders, each nonemployee director was granted options to purchase 6,000 shares of our common stock as a retainer grant for the service year, 6,000 shares of our common stock for attending board meetings, and 3,000 shares for attending committee meetings (for any one committee). Also, as of the date of the 2005 Annual Meeting of Shareholders, as additional compensation, the nonemployee director serving as chairman of the board was granted options to purchase 6,000 shares of our common stock, and the nonemployee directors serving as chairpersons of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee were each granted options to purchase 3,000 shares of our common stock. All options under the 2005 program (i) are granted under and subject to terms and conditions of our 2002 Stock Plan; (ii) are nonqualified stock options and have a maximum term of ten years; (iii) are granted at an exercise price equal to the closing price of our common stock on the date of the annual shareholders meeting, except the 24,000 option grant for new directors which is to be granted at an exercise price equal to the closing price of our common stock on the commencement date of service as a director; (iv) unless otherwise specified above, become exercisable upon the last day of the service year as long as the director continues to serve on that date; (v) once the options become exercisable, remain exercisable during their entire term regardless of the termination of the directors’ relationship with us; and (vi) are evidenced by a written agreement meeting the foregoing standards and prepared and executed by our Chief Executive Officer.

Effective for the service year beginning with our 2006 Annual Meeting of Shareholders, the board has approved a new director compensation program. Each newly elected nonemployee director will receive a grant of immediately exercisable options to purchase 24,000 shares of our common stock at an exercise price equal to the closing price of our common stock on the commencement date of his or her service as a director.

As of the date of each annual shareholders meeting, beginning with the 2006 Annual Meeting of Shareholders, each nonemployee director (including newly elected directors) will be granted options to purchase 6,000 shares of our common stock as a retainer grant for the service year, 6,000 shares of our common stock for attending board meetings, and 3,000 shares for attending committee meetings (for each committee on which the director serves). Additionally, prior to the beginning of the service year (or within 30 days of first being elected to the board), each director may elect to receive either $20,000 in cash or an option to purchase shares of our common stock equivalent to $20,000 in value (based on a Black-Scholes value as of the January 31 prior to the beginning of the service year). If the director elects the cash compensation, it is payable in equal installments on the first day of each calendar quarter during the service year. If the director elects options in lieu of cash, the options are granted on the date of the annual shareholders meeting and become exercisable in equal installments on the first day of each calendar quarter during the service year.

Additionally, as of the date of each annual shareholders meeting beginning in 2006, the nonemployee director serving as chairman of the board will be granted options to purchase 6,000 shares of our common stock, and the nonemployee directors serving as chairpersons of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee will each be granted options to purchase 3,000 shares of our common stock. Further, prior to the beginning of the service year (or within 30 days of first being elected or appointed), the chairpersons of the board and the Audit Committee may each elect to receive either $10,000 in cash or an option to purchase shares of our common stock equivalent to $10,000 in value (based on a Black-Scholes value as of the January 31 prior to the beginning of the service year). In addition, prior to the beginning of the service year (or within 30 days of first being elected or appointed), the chairpersons of the Compensation Committee and the Nominating and Corporate Governance Committee may each elect to receive either $5,000 in cash or an option to purchase shares of our common stock equivalent to $5,000 in value (based on a Black-Scholes value as of the January 31 prior to the beginning of the service year). If the chairperson elects the cash compensation, it is payable in equal installments on the first day of each calendar quarter during the service year. If the chairperson elects options in lieu of cash, the options are granted on the date of the annual shareholders meeting and become exercisable in equal installments on the first day of each calendar quarter during the service year.

All options under the new program (i) are granted under and subject to terms and conditions of our 2002 Stock Plan; (ii) are nonqualified stock options and have a maximum term of ten years; (iii) are granted at an exercise price equal to the closing price of our common stock on the date of the annual shareholders meeting, except the 24,000 option grant for new directors which is to be granted at an exercise price equal to the closing price of our common stock on the commencement date of service as a director; (iv) unless otherwise specified above, become exercisable upon the last day of the service year as long as the director continues to serve on that date; (v) once the options become exercisable, remain exercisable during their entire term regardless of the termination of the directors’ relationship with us; and (vi) are evidenced by a written agreement meeting the foregoing standards and prepared and executed by our Chief Executive Officer.

Executive Compensation

The following table sets forth the compensation paid or accrued by us during the fiscal year ended December 31, 2005 to, or on behalf of, our chief executive officer and our four next most highly compensated executive officers as of December 31, 2005. We collectively refer to the officers in the table below as the named executive officers.

Summary Compensation Table

		Annual Compensation						Long-Term Compensation
Name and Principal Position	Year	Salary			Bonus			Number of Shares Underlying Options/Warrants	All Other Compensation
Richard E. Otto	2005		$300,000			$100,000		500,000		$10,000	(1)
President, Chief Executive Officer and Director	2004 2003	$ $	300,000 272,500			$187,500	(1) (2)	275,000 581,256	$ $	8,000 6,333	(1) (2)

Robert T. Atwood	2005		$300,000			$100,000		500,000		$10,000	(3)
Executive Vice President, Chief Financial Officer, Secretary and Director	2004 2003	$ $	300,000 272,500			$187,500	(3) (4)	275,000 571,525	$ $	8,000 6,750	(3) (4)

Yawen L. Chiang, Ph.D.	2005		$256,250			$65,000		50,000		$17,790	(5)
Sr. Vice President- Chief Scientific Officer	2004 2003	$ $	227,500 209,908		$	— 25,000		50,000 100,000	$ $	39,149 24,198	(5) (5)

Jack W. Callicutt.	2005		$174,250			$35,000		40,000		$5,837	(6)
Vice President-Finance and Administration	2004 2003	$ $	147,500 46,667	(6)		— —		60,000 20,000		$4,425 700	(6) (6)

Michael K. Steele.	2005		$110,000	(7)		$15,000		50,000		—
Vice President-Business Development	2004 2003		— —			— —		— —		— —

(1)	On May 7, 2004, Mr. Otto was granted as an incentive for the 2004 year, 200,000 nonqualified stock options at an exercise price of $5.50 per share to become exercisable if certain performance goals were met on or before December 31, 2004. Of the 200,000 stock options granted, 70,000 became exercisable. At year end, the exercise price of the stock options exceeded the value of our common stock. On February 15, 2005, Mr. Otto was granted 10,000 nonqualified stock options at an exercise price of $5.01 per share (the closing price of our common stock on the date of grant) as a bonus for the achievement of certain milestones during 2004. Mr. Otto’s other compensation represents employer contributions to the 401(k) plan of $10,000 for 2005 and $8,000 for 2004.
(2)	Mr. Otto’s bonus for services rendered in 2003 consisted of a fully-exercisable grant of options to acquire 75,000 shares of common stock at $4.50 per share. These options were granted on February 12, 2004, when the market value of our common stock was $7.00 per share; therefore, the intrinsic value of the bonus was $187,500. Mr. Otto’s other compensation represents employer contributions to the 401(k) Plan of $6,333 for 2003.
(3)	On May 7, 2004, Mr. Atwood was granted, as an incentive for the 2004 year, 200,000 nonqualified stock options at an exercise price of $5.50 per share to become exercisable if certain performance goals were met on or before December 31, 2004. Of the 200,000 stock options granted, 70,000 became exercisable. At year end, the exercise price of the stock options exceeded the value of our common stock. On February 15, 2005, Mr. Atwood was granted 10,000 nonqualified stock options at an exercise price of $5.01 per share (the closing price of our common stock on the date of grant) as a bonus for the achievement of certain milestones during 2004. Mr. Atwood’s other compensation represents employer contributions to the 401(k) plan of $10,000 for 2005 and $8,000 for 2004.
(4)	Mr. Atwood’s bonus for services rendered in 2003 consisted of a fully-exercisable grant of options to acquire 75,000 shares of common stock at $4.50 per share. These options were granted on February 12, 2004, when the market value of our common stock was $7.00 per share; therefore, the intrinsic value of the bonus was $187,500. Mr. Atwood’s other compensation represents employer contributions to the 401(k) Plan of $6,750 for 2003.

(5)	Dr. Chiang’s other compensation includes employer contributions to the 401(k) Plan of $8,584, $6,825, and $5,250 for 2005, 2004 and 2003, respectively, and to a Deferred Compensation Plan of $18,706 and $9,742 for 2004 and 2003, respectively. Additionally, other compensation includes $4,412 paid as an employer match under the Deferred Compensation Plan in 2004, and $9,206 of loan forgiveness in each of the years of 2005, 2004 and 2003. The Deferred Compensation Plan was terminated in 2004.
(6)	Mr. Callicutt’s other compensation represents employer contributions to the 401(k) Plan of $5,837, $4,425, and $700 for 2005, 2004 and 2003, respectively. The information for 2003 represents payments made to Mr. Callicutt for a partial year of service since his employment began on September 1, 2003.
(7)	The information for 2005 represents payments made to Mr. Steele for a partial year of service because his employment began on May 1, 2005.

Stock Options

The following table contains information regarding option grants by us to our named executive officers during the year ended December 31, 2005.

Option Grants in Last Fiscal Year

Name	Individual Grants						Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term (2)
	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year (1)		Exercise Price ($/Share)(1)		Expiration Date
							5% ($)		10% ($)
Richard E. Otto President and CEO	500,000 10,000	37.7 0.7	% %	$ $	5.10 5.01	02/04/2015 02/15/2015	$ $	1,603,681 31,508	$ $	4,064,043 79,846

Robert T. Atwood Executive Vice President, CFO and Secretary	500,000 10,000	37.7 0.7	% %	$ $	5.10 5.01	02/04/2015 02/15/2015	$ $	1,603,681 31,508	$ $	4,064,043 79,846

Yawen L. Chiang Senior Vice President- Chief Scientific Officer	50,000	3.8%			$4.45	10/01/2015		$139,929		$354,608

Jack W. Callicutt Vice President- Finance and Administration	40,000	3.0%			$4.45	10/01/2015		$111,943		$283,686

Michael K. Steele Vice President- Business Development	30,000 20,000	2.4 1.4	% %	$ $	4.04 4.45	05/01/2015 10/01/2015	$ $	76,222 55,972	$ $	193,162 141,843

(1)	Percentages based on options granted in 2005 to employees exercisable for a total of 1,324,200 shares of our common stock. All options were granted at an exercise price equal to the fair market value of the common stock on the date of grant.
(2)	Amounts represent hypothetical gains assuming exercise at the end of the option term and assuming rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The assumed rates of appreciation are mandated by the rules of the SEC. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock. The actual gains, if any, on the stock option exercises will depend on the future performance of our common stock, the optionee’s continued employment through applicable vesting periods, satisfaction of vesting milestones, and the date on which the options are exercised and the underlying shares are sold. The closing price of our common stock on March 27, 2006 was $3.41 per share.

Option Exercises and Year-End Option Values

The following table provides information about the number of shares of Corautus issued upon the exercise of options by our named executive officers during the year ended December 31, 2005, and the value realized by our named executive officers. The table also provides information about the number and value of options of Corautus held by our named executive officers at December 31, 2005.

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year- End (1)		Value of Unexercised In-the- Money Options at Fiscal Year- End ($) (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Richard E. Otto President and CEO	39,881	$137,191	696,375	500,000	$1,430,000	$0

Robert T. Atwood Executive Vice President, CFO and Secretary	39,881	$137,191	686,644	500,000	$1,430,000	$0

Yawen L. Chiang Senior Vice President- Chief Scientific Officer	0	N/A	190,950	71,191	$156,071	$0

Jack W. Callicutt Vice President- Finance and Administration	0	N/A	80,000	40,000	$0	$0

Michael K. Steele Vice President- Business Development	0	N/A	0	50,000	$0	$3,600

(1)	The numbers in the two columns represent options and warrants to purchase our shares.
(2)	Market value of shares underlying in-the-money options at December 31, 2005 based on the product of $4.16 per share, the closing price of our common stock on NASDAQ on December 31, 2005, less the exercise price of each option, multiplied by the number of in-the-money options as of that date.

Employment Agreements with Named Executive Officers

Employment Agreement with Richard E. Otto

Effective as of February 4, 2005, we entered into an Employment Agreement with Richard E. Otto, the current Chief Executive Officer and President of Corautus. The new Employment Agreement replaces and supercedes the February 5, 2003 Employment Agreement. To review the terms of the February 5, 2003 Employment Agreement, which was effective through January of 2005, please refer to last year’s proxy statement. The salary and majority of benefits did not change between the two Employment Agreements.

Term of Employment. The agreement provides that Mr. Otto will serve as our Chief Executive Officer and President and will serve in additional corporate offices to which he may be elected from time to time, as well as a member of our board (subject to shareholder approval), for a term of two years, which may be extended by mutual agreement. The agreement (and thus Mr. Otto’s employment) may be terminated by us or by Mr. Otto at any time, subject to the obligations upon termination described below.

Salary and Benefits. The agreement provides that Mr. Otto receives a salary of $300,000 annually. The agreement also provides for an annual bonus (payable in cash, stock options or common stock) in such amount as may be recommended by the Compensation Committee and approved by the independent members of the board of directors.

Pursuant to the terms of the agreement, effective as of February 4, 2005, Mr. Otto received a grant of nonqualified stock options to purchase 500,000 shares of our common stock, at an exercise price of $5.10 per share. The options have a maximum ten-year term, subject to earlier termination upon termination of Mr. Otto’s employment for cause or voluntary termination by Mr. Otto. The options become exercisable as follows: (i) 200,000 option shares on the date that enrollment of the final patient in the CAD Phase IIb Trial is completed (based on the number of patients required to meet the minimums of the trial as determined by the U.S. Food and Drug Administration (“FDA”)); (ii) 200,000 option shares upon the later of (a) the date of formal approval by the FDA of a CAD Phase III trial and (b) commencement of dosing or treatment of the first patient in such Phase III Trial; and (iii) 100,000 option shares upon the effective date of hiring of a Chief Operating Officer following approval of the selection of such person and the terms of an employment contract for such person by the independent members of the board following a recommendation by the Compensation Committee.

Upon termination of Mr. Otto’s employment and subject to the provisions of our 2002 Stock Plan regarding a change in control and the maximum term of the options, exercisable options remain exercisable for a period of (i) three (3) months, if we terminate Mr. Otto for cause or if Mr. Otto voluntarily terminates his employment without giving us reasonable notice and assisting with the transition to new management as described in the agreement; (ii) seven (7) years, if Mr. Otto voluntarily terminates his employment but gives us reasonable notice and assists with the transition to new management; or (iii) the full remaining term of the option, upon termination for any other reason.

Mr. Otto is also entitled to participate in our employee benefit plans and programs (including our 401(k) retirement plan, group health insurance, dental insurance, and disability insurance) to the extent he is eligible under the terms of those plans and programs. Pursuant to the terms of the agreement, at our cost, we provide Mr. Otto supplemental accidental death and disability insurance in a face amount which, when combined with our base plan for employees, will total $1,000,000. Mr. Otto is entitled to at least 20 days of vacation for each 12-month period of the agreement, and is entitled to reimbursement of business expenses in accordance with our normal policies.

Obligations Upon Termination. The agreement terminates with no further obligations to Mr. Otto (other than as accrued prior to the date of termination or otherwise provided under a particular bonus arrangement, stock option agreement, or employee benefit plan) upon our termination of Mr. Otto for “cause,” expiration of the agreement, or upon Mr. Otto’s voluntary termination of his employment. Upon Mr. Otto’s death, upon the effective date of a written determination by the board that Mr. Otto is not able, due to injury or illness, to continue to meet his obligations for all or a substantial portion of the then-remaining term of the agreement, upon our termination of Mr. Otto without “cause” or upon Mr. Otto’s termination of his employment for “good reason,” Mr. Otto is entitled to a severance payment equal to one year’s salary at his then current rate of base salary. Upon termination of the agreement within one year prior to or two years after a “change in control,” for any reason other than expiration of the agreement, termination by us for cause, or voluntary termination by Mr. Otto, Mr. Otto will be entitled to a severance payment equal to one year’s salary, in lieu of, and not in addition to, any payment described under the immediately preceding sentence. Mr. Otto is required to sign a general release of claims prior to receiving any severance payment under the agreement.

Definitions. Under the agreement, the term “cause” generally means (i) Mr. Otto’s willful and continuous failure to substantially perform his duties, after we have notified Mr. Otto of such failure and he has not cured the deficiencies within 10 days of such notice; (ii) Mr. Otto’s conviction of a felony of a crime of moral turpitude or adjudication of perpetration of common law fraud; (iii) Mr. Otto’s engagement in any activity that is in conflict of interest or competitive with us; (iv) Mr. Otto’s engaging in any knowing act of fraud or dishonesty against us or any material breach of federal or state securities laws or regulations; or (v) Mr. Otto’s harassment of any individual in the workplace based on age, gender or other protected status, or violation of our harassment policy, following an investigation by an independent third party of such claim. The term “good reason” generally means (i) reduction in Mr. Otto’s base salary below the level set under the agreement as then in effect; (ii) a material adverse change in the status, responsibilities or perquisites of Mr. Otto; (iii) a failure to renominate and reelect Mr. Otto as our Chief Executive Officer or a member of the board; (iv) our causing or requiring Mr. Otto to report to anyone other than our board; (v) assignment of duties materially inconsistent with Mr. Otto’s position as described in the agreement; (vi) our failure to assign the agreement to a successor, or failure of a successor to assume the agreement; or (vii) our requiring Mr. Otto to relocate his permanent residence to any location other than his primary residence on February 4, 2005. The term “change in control” generally means (i) a change in ownership by which any one person, or persons acting as a group, acquires ownership of our stock that, together with the stock held by such person or group, constitutes 50% or more of the total fair market value or total voting power of our stock; (ii) a change in effective control which generally means (a) any one person, or persons acting as a group, acquires or has acquired, ownership of our stock possessing 35% or more of the total voting power of our stock or (b) a majority of our board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our board of directors prior to the appointment or election; or (iii) a change in the ownership of a substantial portion of our assets, which occurs when any one person, or persons acting as a group, acquires or has acquired assets from us that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions.

Restrictive Covenants. Under the agreement, Mr. Otto agrees to maintain the confidentiality of our confidential information during employment and for a period of two years thereafter. Mr. Otto also agrees not to engage in activities that are competitive with us during employment and during any period in which he is receiving severance pay or other compensation from us. He agrees not to solicit our employees or consultants during his employment or for a period of one year thereafter. Mr. Otto also agrees to disclose to us and assign to us inventions he creates related to his employment or our business during the term of the agreement.

Employment Agreement with Robert T. Atwood

Effective as of February 4, 2005, we entered into an Employment Agreement with Robert T. Atwood, the current Chief Financial Officer, Executive Vice President and Secretary of Corautus. The new Employment Agreement replaces and supercedes the February 5, 2003 Employment Agreement. To review the terms of the February 5, 2003 Employment Agreement, which was effective through January of 2005, please refer to last year’s proxy statement. The salary and majority of benefits did not change between the two Employment Agreements.

Term of Employment. The agreement provides that Mr. Atwood will serve as our Chief Financial Officer, and will serve in additional corporate offices to which he may be elected from time to time, for a term of two years, which may be extended by mutual agreement. The agreement (and thus Mr. Atwood’s employment) may be terminated by us or by Mr. Atwood at any time, subject to the obligations upon termination described below.

Salary and Benefits. The agreement provides that Mr. Atwood will receive a salary of $300,000 annually. The agreement also provides for an annual bonus (payable in cash, stock options or common stock) in such amount as may be recommended by the Compensation Committee and approved by the independent members of the board of directors.

Pursuant to the terms of the agreement, effective as of February 4, 2005, Mr. Atwood received a grant of nonqualified stock options to purchase 500,000 shares of our common stock, at an exercise price of $5.10 per share. The options have a maximum ten-year term, subject to earlier termination upon termination of Mr. Atwood’s employment for cause or voluntary termination by Mr. Atwood. The options become exercisable as follows: (i) 200,000 option shares on the date that enrollment of the final patient in the CAD Phase IIb Trial is completed (based on the number of patients required to meet the minimums of the trial as determined by the U.S. Food and Drug Administration (“FDA”)); (ii) 200,000 option shares upon the later of (a) the date of formal approval by the FDA of a CAD Phase III trial and (b) commencement of dosing or treatment of the first patient in such Phase III Trial; and (iii) 100,000 option shares upon the effective date of hiring of a Chief Operating Officer following approval of the selection of such person and the terms of an employment contract for such person by the independent members of the board following a recommendation by the Compensation Committee.

Upon termination of Mr. Atwood’s employment and subject to the provisions of our 2002 Stock Plan regarding a change in control and the maximum term of the options, exercisable options remain exercisable for a period of (i) three (3) months, if we terminate Mr. Atwood for cause or if Mr. Atwood voluntarily terminates his employment without giving us reasonable notice and assisting with the transition to new management as described in the agreement; (ii) seven (7) years, if Mr. Atwood voluntarily terminates his employment but gives us reasonable notice and assists with the transition to new management; or (iii) the full remaining term of the option, upon termination for any other reason.

Mr. Atwood is also entitled to participate in our employee benefit plans and programs (including our 401(k) retirement plan, group health insurance, dental insurance, and disability insurance), to the extent he is eligible under the terms of those plans and programs. Pursuant to the terms of the agreement, at our cost, we provide Mr. Atwood supplemental accidental death and disability insurance in a face amount which, when combined with our base plan for employees, will total $1,000,000. Mr. Atwood is entitled to at least 20 days of vacation for each 12-month period of the agreement, and is entitled to reimbursement of business expenses in accordance with our normal policies.

Obligations Upon Termination. The agreement terminates with no further obligations to Mr. Atwood (other than as accrued prior to the date of termination or otherwise provided under a particular bonus arrangement, stock option agreement, or employee benefit plan) upon our termination of Mr. Atwood for “cause,” expiration of the agreement, or upon Mr. Atwood’s voluntary termination of his employment. Upon Mr. Atwood’s death, upon the effective date of a written determination by the board that Mr. Atwood is not able, due to injury or illness, to continue to meet his obligations for all or a substantial portion of the then-remaining term of the agreement, upon our termination of Mr. Atwood without “cause” or upon Mr. Atwood’s termination of his employment for “good reason,” Mr. Atwood is entitled to a severance payment equal to one year’s salary at his then current rate of base salary. Upon termination of the agreement within one year prior to or two years after a “change in control,” for any reason other than expiration of the agreement, termination by us for “cause”, or voluntary termination by Mr. Atwood, Mr. Atwood will be entitled to a severance payment equal to one year’s salary, in lieu of, and not in addition to, any payment described under the immediately preceding sentence. Mr. Atwood is required to sign a general release of claims prior to receiving any severance payment under the agreement.

Definitions. Under the agreement, the term “cause” generally means (i) Mr. Atwood’s willful and continuous failure to substantially perform his duties, after we have notified Mr. Atwood of such failure and he has not cured the deficiencies within 10 days of such notice; (ii) Mr. Atwood’s conviction of a felony of a crime of moral turpitude or adjudication of perpetration of common law fraud; (iii) Mr. Atwood’s engagement in any activity that is in conflict of interest or competitive with us; (iv) Mr. Atwood’s engaging in any knowing act of fraud or dishonesty against us or any material breach of federal or state securities laws or regulations; or (v) Mr. Atwood’s harassment of any individual in the workplace based on age, gender or other protected status, or violation of our harassment policy, following an investigation by an independent third party of such claim. The term “good reason” generally means (i) reduction in Mr. Atwood’s base salary below the level set under the agreement as then in effect; (ii) a material adverse change in the status, responsibilities or perquisites of Mr. Atwood; (iii) a failure to renominate and reelect Mr. Atwood as our Chief Financial Officer; (iv) our causing or requiring Mr. Atwood to report to anyone other than our Chief Executive Officer; (v) assignment of duties materially inconsistent with Mr. Atwood’s position as described in the agreement; (vi) our failure to assign the agreement to a successor, or failure of a successor to assume the agreement; or (vii) our requiring Mr. Atwood to relocate his permanent residence to any location other than his primary residence on February 4, 2005. The term “change in control” generally means (i) a change in ownership by which any one person, or persons acting as a group, acquires ownership of our stock that, together with the stock held by such person or group, constitutes 50% or more of the total fair market value or total voting power of our stock; (ii) a change in effective control which generally means (a) any one person, or persons acting as a group, acquires or has acquired, ownership of our stock possessing 35% or more of the total voting power of our stock or (b) a majority of our board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our board of directors prior to the appointment or election; or (iii) a change in the ownership of a substantial portion of our assets, which occurs when any one person, or persons acting as a group, acquires or has acquired assets from us that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions.

Restrictive Covenants. Under the agreement, Mr. Atwood agrees to maintain the confidentiality of our confidential information during employment and for a period of two years thereafter. Mr. Atwood also agrees not to engage in activities that are competitive with us during employment and during any period in which he is receiving severance pay or other compensation from us. He agrees not to solicit our employees or consultants during his employment or for a period of one year thereafter. Mr. Atwood also agrees to disclose to us and assign to us inventions he creates related to his employment or our business during the term of the agreement.

Employment Agreement with Yawen L. Chiang

Effective as of October 1, 2005, we entered into an Employment Agreement with Yawen L. Chiang, the current Senior Vice President-Chief Scientific Officer of Corautus.

Term of Employment. The agreement provides that Dr. Chiang will serve as our Senior Vice President-Chief Scientific Officer for a term of two years, which will automatically extend for an additional one-year term unless either party provides 60 days’ advance notice of nonrenewal. The agreement (and Dr. Chiang’s employment) may be terminated by us or by Dr. Chiang at any time, subject to the obligations upon termination described below.

Salary and Benefits. The agreement provides that Dr. Chiang will receive a salary of $275,000 annually. The agreement also provides that Dr. Chiang may receive an annual bonus (payable in cash, stock option or common stock) in an amount recommended by the Chief Executive Officer and approved by the Compensation Committee and the independent members of the board of directors. Dr. Chiang is eligible to participate in any long-term incentive plan we establish and may receive equity compensation under the 2002 Stock Plan.

Dr. Chiang also is entitled to participate in our employee benefit plans and programs (including our 401(k) retirement plan, group health insurance, dental insurance, and disability insurance) to the extent she is eligible under the terms of those plans and programs. Dr. Chiang is entitled to four weeks of vacation for each 12-month period of the agreement, and is entitled to reimbursement of business expenses in accordance with our normal policies.

Obligations Upon Termination. When the agreement terminates, Dr. Chiang is entitled to any compensation or benefits that have accrued prior to the date of termination or are otherwise provided for under a particular bonus arrangement, stock option agreement, or employee benefit plan. If we terminate Dr. Chiang for “cause,” the agreement expires, Dr. Chiang dies, or Dr. Chiang is considered disabled, then the agreement terminates with no further obligations to Dr. Chiang, other than those that have accrued as provided above. If we terminate Dr. Chiang without “cause,” if Dr. Chiang terminates her employment for “good reason” following a “change in control,” or if Dr. Chiang voluntarily terminates her employment with “transition,” Dr. Chiang is entitled to a severance payment equal to one year’s salary at her then current rate of base salary. Dr. Chiang is required to sign a general release of claims before receiving any severance payment under the agreement.

Definitions. Under the agreement, the term “cause” generally means (i) Dr. Chiang’s willful and continuous failure to substantially perform her duties, after we have notified Dr. Chiang of the failure and she has not cured the deficiencies within 10 days of the notice; (ii) Dr. Chiang’s conviction of a felony of a crime of moral turpitude or adjudication of perpetration of common law fraud; (iii) Dr. Chiang’s engagement in any activity that is in conflict of interest or competitive with us; (iv) Dr. Chiang’s engaging in any knowing act of fraud or dishonesty against us or any material breach of federal or state securities laws or regulations; or (v) Dr. Chiang’s harassment of any individual in the workplace based on age, gender or other protected status, or violation of our harassment policy, following an investigation by an independent third party of a claim. The term “good reason” generally means a (i) reduction in Dr. Chiang’s base salary below the level set under the agreement as then in effect; (ii) a material adverse change in the status, responsibilities or perquisites of Dr. Chiang; (iii) our causing or requiring Dr. Chiang to report to anyone other than our Chief Executive Officer, a senior scientific officer or to any other officer who is not in a position senior to Dr. Chiang; (iv) our failure to assign the agreement to a successor, or failure of a successor to assume the agreement; or (v) our requiring Dr. Chiang to relocate her permanent residence to any location other than her primary residence on October 1, 2005. The term “change in control” generally means (i) a change in ownership by which any one person, or persons acting as a group, acquires ownership of our stock that, together with the stock held by that person or group, constitutes 50% or more of the total fair market value or total voting power of our stock; (ii) a change in effective control which generally means (a) any one person, or persons acting as a group, acquires or has acquired, ownership of our stock possessing 35% or more of the total voting power of our stock or (b) a majority of our board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our board of directors prior to the appointment or election; or (iii) a change in the ownership of a substantial portion of our assets, which occurs when any one person, or persons acting as a group, acquires or has acquired assets from us that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately prior to the acquisition or acquisitions. The term “transition” means that Dr. Chiang (i) provides us with at least 90 days advance written notice of her termination date, (ii) continues to work her normal hours and duties during the notice period, (iii) provides written guidelines for the position of Chief Scientific Officer, status reports on current activities, and any other written materials that we request at least 30 days before the end of the notice period, and (iv) assists us during the notice period in identifying, hiring and transitioning a successor into her position.

Restrictive Covenants. Under the agreement, Dr. Chiang agrees to maintain the confidentiality of our confidential information during her employment with us and for a period of two years after her employment ends. Dr. Chiang also agrees not to engage in activities that are competitive with us during her employment with us. She agrees not to solicit our employees or consultants during her employment or for a period of one year after her employment ends. Dr. Chiang also agrees to disclose to us and assign to us inventions she creates related to her employment or our business during the term of the agreement.

Employment Agreement with Jack W. Callicutt

Effective as of October 1, 2005, we entered into an Employment Agreement with Jack W. Callicutt, the current Vice President-Finance and Administration, Chief Accounting Officer and Assistant Secretary of Corautus.

Term of Employment. The agreement provides that Mr. Callicutt will serve as our Vice President-Finance and Administration, Chief Accounting Officer and Assistant Secretary for a term of two years, which will automatically extend for an additional one-year term unless either party provides 60 days’ advance notice of nonrenewal. The agreement (and Mr. Callicutt’s employment) may be terminated by us at any time, subject to the obligations upon termination described below.

Salary and Benefits. The agreement provides that Mr. Callicutt will receive a salary of $187,000 annually. The agreement also provides that Mr. Callicutt may receive an annual bonus (payable in cash, stock option or common stock) in the amount that is recommended by the Chief Executive Officer and approved by the Compensation Committee and the independent members of the board of directors. Mr. Callicutt is eligible to participate in any long-term incentive plan we establish and may receive equity compensation under the 2002 Stock Plan.

Mr. Callicutt also is entitled to participate in our employee benefit plans and programs (including our 401(k) retirement plan, group health insurance, dental insurance, and disability insurance), to the extent he is eligible under the terms of those plans and programs. Mr. Callicutt is entitled to four weeks of vacation for each 12-month period of the agreement, and is entitled to reimbursement of business expenses in accordance with our normal policies.

Obligations Upon Termination. When the agreement terminates, Mr. Callicutt is entitled to any compensation or benefits that have accrued prior to the date of termination or are otherwise provided for under a particular bonus arrangement, stock option agreement, or employee benefit plan. If we terminate Mr. Callicutt for “cause,” the agreement expires, Mr. Callicutt dies, or he is considered disabled, then the agreement terminates with no further obligations to Mr. Callicutt, other than those that have accrued as provided above. If we terminate Mr. Callicutt without “cause” or if he terminates his employment for “good reason” following a “change in control,” Mr. Callicutt is entitled to a severance payment equal to one year’s salary at his then current rate of base salary. Mr. Callicutt is required to sign a general release of claims before receiving any severance payment under the agreement.

Definitions. Under the agreement, the term “cause” generally means (i) Mr. Callicutt’s willful and continuous failure to substantially perform his duties, after we have notified Mr. Callicutt of the failure and he has not cured the deficiencies within 10 days of the notice; (ii) Mr. Callicutt’s conviction of a felony of a crime of moral turpitude or adjudication of perpetration of common law fraud; (iii) Mr. Callicutt’s engagement in any activity that is in conflict of interest or competitive with us; (iv) Mr. Callicutt’s engaging in any knowing act of fraud or dishonesty against us or any material breach of federal or state securities laws or regulations; or (v) Mr. Callicutt’s harassment of any individual in the workplace based on age, gender or other protected status, or violation of our harassment policy, following an investigation by an independent third party of a claim. The term “good reason” generally means a (i) reduction in Mr. Callicutt’s base salary below the level set under the agreement as then in effect; or (ii) our requiring Mr. Callicutt to relocate his permanent residence to any location other than his primary residence on October 1, 2005. The term “change in control” generally means (i) a change in ownership by which any one person, or persons acting as a group, acquires ownership of our stock that, together with the stock held by the person or group, constitutes 50% or more of the total fair market value or total voting power of our stock; (ii) a change in effective control which generally means (a) any one person, or persons acting as a group, acquires or has acquired, ownership of our stock possessing 35% or more of the total voting power of our stock or (b) a majority of our board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our board of directors before the appointment or election; or (iii) a change in the ownership of a substantial portion of our assets, which occurs when any one person, or persons acting as a group, acquires or has acquired assets from us that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions.

Restrictive Covenants. Under the agreement, Mr. Callicutt agrees to maintain the confidentiality of our confidential information during his employment with us and for a period of two years after his employment with us ends. Mr. Callicutt also agrees not to engage in activities that are competitive with us during his employment with us and during any period in which he is receiving severance pay or other compensation from us after his employment with us ends. He agrees not to solicit our employees or consultants during his employment or for a period of one year after his employment with us ends. Mr. Callicutt also agrees to disclose to us and assign to us inventions he creates related to his employment or our business during the term of the agreement.

Employment Agreement with Michael K. Steele

Effective as of May 1, 2005, we entered into an Employment Agreement with Michael K. Steele, the current Vice President-Business Development of Corautus.

Term of Employment. The agreement provides that Mr. Steele will serve as our Vice President-Business Development for a term of one year, which will automatically extend for an additional one-year term unless either party provides 60 days’ advance notice of nonrenewal. The agreement (and Mr. Steele’s employment) may be terminated by us or by Mr. Steele at any time, subject to the obligations upon termination described below.

Salary and Benefits. The agreement provides that Mr. Steele will receive a salary of $160,000 annually. Effective as of October 1, 2005, Mr. Steele’s salary was increased to $170,000. The agreement also provides that Mr. Steele may receive an annual bonus (payable in cash, stock option or common stock) in an amount as recommended by the Chief Executive Officer and approved by the Compensation Committee and the independent members of the board of directors. Mr. Steele is eligible to participate in any long-term incentive plan we establish and may receive equity compensation under the 2002 Stock Plan. In connection with the execution of the agreement, Mr. Steele received a grant of nonqualified stock options to purchase 30,000 shares of our common stock, at a price of $4.04 per share. The options have a maximum ten-year term and become exercisable on the earlier of the attainment of certain performance goals or, to the extent any options remain unexercisable, on the second anniversary of the grant date.

Mr. Steele also is entitled to participate in our employee benefit plans and programs (including our 401(k) retirement plan, group health insurance, dental insurance, and disability insurance) to the extent he is eligible under the terms of those plans. Mr. Steele is entitled to four weeks of vacation for each 12-month period of the agreement, and is entitled to reimbursement of business expenses in accordance with our normal policies.

Obligations Upon Termination. When the agreement terminates, Mr. Steele is entitled to any compensation or benefits that have accrued prior to the date of termination or are otherwise provided for under a particular bonus arrangement, stock option agreement, or employee benefit plan. If we terminate Mr. Steele for “cause,” the agreement expires at the end of the renewal term, Mr. Steele dies, or he is considered disabled, then the agreement terminates with no further obligations to Mr. Steele, other than those that have accrued as provided above. If we terminate Mr. Steele without “cause” or if we give Mr. Steele a notice of nonrenewal during the initial term of the agreement, Mr. Steele is entitled to a severance payment equal to one year’s salary at his then current rate of base salary. If we terminate Mr. Steele without cause during the renewal term of the agreement, he is entitled to an amount equal to his base salary for the remainder of the renewal term. Mr. Steele is required to sign a general release of claims prior to receiving any severance payment under the agreement.

Definitions. Under the agreement, the term “cause” generally means (i) Mr. Steele’s willful and continuous failure to substantially perform his duties, after we have notified Mr. Steele of such failure and he has not cured the deficiencies within 10 days of the notice; (ii) Mr. Steele’s conviction of a felony of a crime of moral turpitude or adjudication of perpetration of common law fraud; (iii) Mr. Steele’s engagement in any activity that is in conflict of interest or competitive with us; (iv) Mr. Steele’s engaging in any knowing act of fraud or dishonesty against us or any material breach of federal or state securities laws or regulations; or (v) Mr. Steele’s harassment of any individual in the workplace based on age, gender or other protected status, or violation of our harassment policy, following an investigation by an independent third party of such a claim.

Restrictive Covenants. Under the terms of the agreement, Mr. Steele agrees to enter into our Confidential Information and Inventions Assignment Agreement, and this agreement is incorporated into the employment agreement by reference. The agreement provides that Mr. Steele agrees to maintain the confidentiality of our confidential information during his employment with us and for a period of five years after his employment with us ends. Mr. Steele also agrees not to engage in activities that are competitive with us during his employment with us. He agrees not to solicit our employees during his employment with us or for a period of twelve months after his employment with us ends. Mr. Steele also agrees to disclose to us and assign to us inventions he creates related to his employment or our business during the term of the agreement.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

The Compensation Committee is responsible for recommendations to the Board regarding executive compensation and for the administration of our officer compensation programs. The members of the Compensation Committee are Eric N. Falkenberg, F. Richard Nichol and Victor W. Schmitt. Mr. Falkenberg serves as Chairman. All members are independent directors and are not current or former employees of Corautus. The Compensation Committee desires to develop executive compensation programs that will attract, retain, motivate and reward highly skilled, experienced executives to obtain short-term results and to provide long-term growth opportunities for our shareholders. The Compensation Committee’s charter reflects that it is an advisory committee to the Board, and in matters of executive compensation, the Compensation Committee will make recommendations to the Board, and the independent members of the Board will make or ratify all final decisions.

Executives are principally compensated through base salary, discretionary annual performance bonuses and long-term incentives typically in the form of stock options. The Compensation Committee believes that this compensation approach enables Corautus to remain competitive with its industry peers while ensuring that executive officers are appropriately encouraged to deliver both short-term results and sustainable long-term shareholder value.

In evaluating and establishing rates of base and long-term incentive pay for 2005, the Compensation Committee engaged Eric Larre of Towers Perrin, an independent compensation consultant, and also reviewed comparable compensation from the Presidio biotech compensation survey. These two sources were used in conjunction with industry experience of the Compensation Committee members to establish a senior executive compensation program for Corautus. The Compensation Committee also made determinations from the perspective that the Chief Executive Officer has requested that the Chief Financial Officer be awarded compensation equal to that of the Chief Executive Officer. The Compensation Committee considered multiple factors in determining the components of each officer’s compensation, including but not limited to the overall competitive environment for experienced executive talent, corporate performance of Corautus against its strategic business plan, and individual performance based on stated objectives as well as general expectations. Generally, the Compensation Committee’s philosophy has been to pay salaries in the 50th percentile range and to provide additional long-term equity-based compensation. The Compensation Committee has granted options and warrants to the Chief Executive Officer and the Chief Financial Officer to potentially bring each such individual’s stock ownership in Corautus up to eight percent (8%) of the total fully-diluted outstanding shares of our common stock. In addition, the Compensation Committee retains the discretion to recommend bonuses in the form of cash or stock options at any time for the purpose of recognizing extraordinary performance.

The officer compensation for 2005 has been based upon agreements negotiated with each officer and recommended to the Board by the Compensation Committee. The individual agreements for the named executive officers are more fully described in the “Employment Agreements with Named Executive Officers” section above.

Base Salaries

Base salaries for our named executive officers are specified in the individual employment agreements referenced above. Any increases in base salaries paid to our executive officers (other than the Chief Executive Officer) are based upon recommendations of the Chief Executive Officer presented to the Compensation Committee, which in turn reviews and makes recommendations to the Board. The base salary paid to the Chief Executive Officer is considered within the context of an overall compensation package by the Compensation Committee, which then makes a recommendation to the Board. At the request of the Chief Executive Officer, the base salary and incentives (both options and cash bonuses, if any) of the Chief Executive Officer and the Chief Financial Officer are the same. Salaries of all executive officers are set at a level needed to remain competitive in the industry and to recognize the skills and contributions of the officers.

Discretionary Annual Performance Bonuses

The Compensation Committee has not adopted a formal policy or program for annual bonuses or incentive pay, but may decide in its discretion to recommend annual bonuses or incentive pay at any time if the Committee determines that such additional pay is merited due to excellent performance or needed for retention purposes. If the Compensation Committee recommends such awards of incentive pay to the Board, it may recommend such awards be made in the form of cash or by grants under the 2002 Stock Plan.

In December, 2005, the Compensation Committee recommended to the Board, and the Board approved, discretionary cash bonuses for the named executive officers (other than the Chief Executive Officer and the Chief Financial Officer) in the amounts shown on the Summary Compensation Table. In February 2006, the Compensation Committee recommended to the Board that it grant to each of the Chief Executive Officer and the Chief Financial Officer a discretionary cash bonus in the amount of $100,000 as compensation for their meeting certain performance objectives during the 2005 year, and the Board approved those discretionary bonuses.

Long-Term Incentive Grants

The Compensation Committee may recommend grants of stock options under its 2002 Stock Plan to attract, retain and motivate key employees for long term employment and performance. Stock options are typically granted at fair market value as of the date of grant and generally become exercisable over a period of two to five years or upon completion of specified performance goals or achievements. They are exercisable until the earlier of the tenth anniversary of the date of grant or until the expiration of various limited time periods following termination of employment.

In February 2005, in connection with renewal of their employment agreements, the Chief Executive Officer and the Chief Financial Officer each received a grant of 500,000 stock options, which will become exercisable upon completion of specified performance goals. In May 2005, the Compensation Committee approved a stock option grant for 30,000 shares for Michael Steele in connection with his hire and the execution of his employment agreement. During 2005, the Compensation Committee also granted stock options to Yawen Chiang, Jack Callicutt and Michael Steele as bonuses for performance. The details of the 2005 grants are more fully described in the table entitled “Option Grants in Last Fiscal Year” above.

Chief Executive Officer Compensation

Richard E. Otto has served as Chief Executive Officer and director of Corautus since the merger between GenStar and Vascular Genetics in February 2003 and also became President of Corautus in March 2003. Corautus entered into an Employment Agreement with Mr. Otto effective as of February 5, 2003, which expired on February 4, 2005. On February 4, 2005, Corautus entered into a new Employment Agreement with Mr. Otto for him to continue as our Chief Executive Officer and President for a two-year term.

Pursuant to the terms of his current Employment Agreement, Mr. Otto’s base salary is $300,000. Mr. Otto’s compensation package is heavily weighted on performance-based equity compensation, and as described above, he was granted a stock option for 500,000 shares upon the renewal of his employment agreement. This stock option will become exercisable only if the performance goals specified in Mr. Otto’s employment agreement are met. Additional details of Mr. Otto’s compensation are provided under the Summary Compensation Table, “Compensation of Directors and Executive Officers” and “Employment Agreements with Named Executive Officers” above.

Limitations on the Deductibility of Execution Compensation

Code Section 162(m) limits the deductibility on our tax return of compensation to $1,000,000 for each of the named executive officers during a calendar year unless, in general, the compensation is paid pursuant to a plan which is performance-based, nondiscretionary and has been approved by our shareholders. The Compensation Committee believes it is in the best interests of our shareholders to comply with the limitation of Section 162(m) to the extent possible without inhibiting our ability to attract, retain and motivate our executive officers. Generally, we intend that the compensation paid to our executive officers will satisfy these requirements without negatively affecting Corautus’ overall compensation strategy or its ability to deduct all compensation paid. For this purpose, the 2002 Stock Plan incorporates provisions intended to comply with Code Section 162(m). Notwithstanding, in order to maintain our flexibility in compensating executive officers, given the volatile business environment and labor market, the Compensation Committee has not adopted a policy of requiring all executive compensation to be deductible.

This report has been approved by all members of the Compensation Committee

Compensation Committee:

Eric N. Falkenberg, Chairman

F. Richard Nichol

Victor W. Schmitt

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Compensation Committee. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information with respect to securities authorized for issuance under our equity compensation plans as of December 31, 2005.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Warrants	Weighted Average Exercise Price of Outstanding Options and Warrants	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity Compensation Plans Approved by Securityholders(1)	3,858,094	$4.14	803,566
Equity Compensation Plans Not Approved by Securityholders(2)	217,548	$3.64	249,000

TOTAL	4,075,642	$4.11	1,052,566

Notes to Equity Compensation Plan Information Table

(1)	Consists of the Urogen Corp. 1995 Director Option Plan (the “1995 Director Plan”), the Urogen Corp. 1995 Stock Plan (the “1995 Plan”), the Urogen Corp. 1999 Stock Plan (the “1999 Plan”), the Employee Stock Purchase Plan and the Corautus Genetics Inc. 2002 Stock Plan (the “2002 Plan”). The entire 142,857 shares of common stock authorized for issuance under the Employee Stock Purchase Plan have been included in column (c). Under the 2002 Plan, the number of shares authorized to be issued under the plan includes an annual increase to be added annually on the first day of our fiscal year beginning in 2005, equal to the lesser of (A) 300,000 shares, (B) 2% of our then outstanding shares, or (C) a lesser amount determined by the board. The amount of the increase in the 2002 Plan for 2006 was 300,000 shares. (Column (c) does not include this 2006 increase). In addition, shares returned to the 1995 Plan, the 1995 Director Plan and the 1999 Plan as a result of termination, cancellation or expiration of options are available for future grant under the 2002 Stock Plan.

(2)	We have issued the following warrants to purchase common stock which were approved by the board of directors, but were not required to be approved by the stockholders:

•	In December 2003 and January 2004, we issued warrants to purchase 32,331 shares of common stock in consideration for a finder’s fee to The Walters Group. The warrant is fully vested and is exercisable for five years at an exercise price of $1.00 per share.

•	In November 2003, we issued a warrant to purchase 100,000 shares of common stock in consideration for settlement and release of claims to PMSI Barnes Canyon, LLC. The warrant is fully vested and is exercisable for seven years at an exercise price of $4.50 per share.

•	In May 2003, we issued two warrants to purchase 35,716 shares of common stock each in consideration for services to two employees. The warrants are fully vested and are exercisable for ten years at an exercise price of $1.30 per share.

•	In March 2003, we granted the Chief Executive Officer, in his capacity as a member of the board of directors of Corautus, the authority to commit on behalf of Corautus and to grant awards of common stock, common stock options or warrants for common stock from an authorized pool of 350,000 shares to third party vendors, consultants or advisors to secure or retain their services, subject to stated conditions and limitations. Pursuant to this authority, warrants to purchase 101,000 shares of common stock have been issued and 8,696 shares of common stock have been issued. Of the warrants issued to purchase 101,000 shares of common stock, a warrant to purchase 100,000 shares of common stock has been exercised, and a warrant to purchase 1,000 shares of common stock remains outstanding.

•	In October 2001, we issued a warrant to purchase 12,785 shares of common stock to a service provider. The warrant is fully vested and is exercisable for five years at an exercise price of $16.45 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Human Genome Sciences Relationship

In October 1997, Vascular Genetics secured an exclusive, worldwide license from Human Genome Sciences to make, use and sell products covered by certain patents and patent applications owned by Human Genome Sciences, or otherwise using the VEGF-2 technology, in the gene therapy treatment of vascular disease. It was amended in March 2005 to also cover the treatment of diabetic neuropathy. The license agreement requires us to make royalty payments to Human Genome Sciences based on certain percentages of net revenue we derive from sales of products covered by the licensed technologies and from sublicensing of the licensed technologies. In addition, the license agreement requires us to reimburse Human Genome Sciences for 50% of all reasonable expenses Human Genome Sciences incurs for the preparation, filing, prosecution and maintenance of the licensed patents and patent applications. We must also indemnify Human Genome Sciences for all liabilities, losses and expenses in connection with claims arising out of any theory of product liability concerning any product, process or service made, used or sold pursuant to the license.

The license agreement with Human Genome Sciences, as amended, requires us to meet certain milestones within specified time periods for the commercialization of the licensed technologies. In the event we fail to meet any of these milestones, Human Genome Sciences may immediately terminate the license if, after Human Genome Sciences gives notice to us, we still fail to meet the milestone within 60 days after such notice. In addition, if Human Genome Sciences terminates the license for failure to meet any milestone, we must grant Human Genome Sciences an exclusive license to all data and information generated by us under the agreement to develop, use and sell products.

The license agreement with Human Genome Sciences will terminate when all patent rights licensed under the agreement expire. Human Genome Sciences may also terminate the license if, after Human Genome Sciences gives notice to us, we fail to make a payment, fail to maintain specified insurance, incur specified financial problems or breach any of our obligations under the agreement. We may terminate the license by giving 30 days advance written notice to Human Genome Sciences.

Boston Scientific Corporation Relationship

On July 30, 2003, we entered into a strategic alliance with Boston Scientific Corporation to develop and commercialize Vascular Endothelial Growth Factor 2 (VEGF-2) gene therapy products to treat cardiovascular disease. Boston Scientific made a $9,000,000 investment in exchange for 1,385,377 shares of Series D Preferred Stock, which was convertible into 1,420,339 shares of common stock as of March 27, 2006, subject to adjustment. Additionally, Boston Scientific paid a $1,000,000 license fee for certain intellectual property, which is being recognized as revenue over the anticipated term of the license of 12 years. Boston Scientific also has committed to purchasing up to $15 million of convertible debt from us based on achievement of certain milestones, of which we have closed on $15 million through four separate financings. The first debt transaction was for $2,500,000 and closed on December 30, 2003; the second debt transaction was for $5,000,000 and closed on July 22, 2004; the third debt transaction was for $2,500,000 and closed on September 22, 2004; and the fourth transaction was for $5,000,000 and closed on June 30, 2005. All of this convertible debt bears interest at the rate of six percent per year and is repayable in five annual payments of interest and principal beginning on the fifth anniversary of the closing of each transaction. In the event of a change of control, as defined in the agreements, the outstanding principal amount of the $15 million convertible debt may, at the option of the holder, be converted into 2,235,950 shares of common stock. In addition, on June 27, 2005, we entered into an investment agreement whereby Boston Scientific agreed to purchase 2,105,264 shares of our common stock at $3.80 per share, subject to shareholder approval. We obtained shareholder approval for this issuance on August 11, 2005, and immediately thereafter closed the transaction.

We have extensive agreements with Boston Scientific with respect to VEGF-2 product candidates for diseases of the heart or peripheral vascular system. As part of our strategic alliance, Boston Scientific has granted to us a non-exclusive, non-transferable and royalty free license under all patents owned or licensed and sublicensable by Boston Scientific that are necessary for the development of our VEGF-2 product candidates and the distribution of these products through Boston Scientific. For this license, in connection with distribution, we are required to pay Boston Scientific a royalty equal to a percentage of the wholesale price that Boston Scientific pays us for our VEGF-

2 products, when and if such sales are made. In addition, Boston Scientific has agreed to provide certain assistance in developing these VEGF-2 product candidates and has obtained exclusive rights to market, distribute and sell these VEGF-2 products, if and when regulatory approval is obtained.

Pursuant to a development agreement with Boston Scientific, Boston Scientific has agreed to supply at no cost to us injection catheters for our clinical studies under the development agreement and to assist in clinical activities necessary to support the use of the injection catheters, including training of investigators. Under the agreement, we are required to design and sponsor clinical trials and research and development activities for product candidates using VEGF-2 with an injection catheter or hypodermic needle for the treatment of cardiovascular or vascular disease. If either we or Boston Scientific discovers new products for cardiovascular applications we will in good faith discuss joint funding and development. We have agreed to use commercially reasonable efforts to satisfy certain development milestones, and not to enter into development agreements with other parties for the use of our VEGF-2 product candidates delivered through catheters or hypodermic needles for the treatment of cardiovascular disease. However, we may enter into development agreements with others for the use of VEGF-2 for cardiovascular applications if delivered other than by a catheter or hypodermic needles, such as through a coated stent. We also are prohibited from using injection catheters provided by third parties in any clinical trials for development of VEGF-2 products for treatment of the heart or peripheral vascular system.

We have entered into a distribution agreement with Boston Scientific that grants Boston Scientific the exclusive right to market, distribute and sell worldwide our VEGF-2 product candidates for the treatment of diseases of the heart and peripheral vascular system, if and when these products receive the required regulatory approval. Under the agreement, Boston Scientific will purchase these product candidates at a wholesale price based on a percentage of the net revenues received by Boston Scientific for its sales of such products, which wholesale price may not in any event be less than a minimum price designed to recover our costs of production. However, in the event of any sale of our VEGF-2 business, including a merger or other transaction, to certain competitors designated by Boston Scientific from time to time, the percentage upon which the wholesale price is based will be reduced. Boston Scientific has the sole right to establish the prices at which it will sell our VEGF-2 products provided that Boston Scientific cannot charge a price for its injection catheter when coupled with a sale of our VEGF-2 product at a price greater than the average price it charges for those catheters on a stand alone basis.

Baxter Healthcare Relationship

Baxter Healthcare owns all 2,000 shares of our outstanding Series C Preferred Stock, which is convertible into common stock, at the option of the holder, upon the earlier of (a) the approval by the FDA of our hemophilia product or (b) June 13, 2010. Since we have transferred the rights to, and are no longer pursuing the approval of, the hemophilia product, the earliest date of conversion of the Series C Preferred Stock into common stock will be June 13, 2010. In the event Baxter Healthcare elects to convert the Series C Preferred Stock into common stock on or after the conversion date, each share of Series C Preferred Stock is convertible into a number of shares of common stock equal to (a) $1,000 divided by (b) 110% of the fair market value of the common stock on the conversion date. Assuming a fair market value of $3.40 per share on the conversion date of June 13, 2010 ($3.40 was the closing price on March 14, 2006), the 2,000 shares of Series C Preferred Stock would be convertible into approximately 535,000 shares of common stock.

STOCK PERFORMANCE GRAPH

Set forth below is a line graph comparing the annual percentage change in the cumulative return to the shareholders of our common stock with the cumulative return of the NASDAQ Stock Market and of the NASDAQ Biotechnology Index for the period commencing December 31, 2000 and ending on December 31, 2005. Our common stock first began trading on the NASDAQ Capital Market (formerly NASDAQ SmallCap Market) on October 13, 2004. Prior to such time, our common stock traded on the American Stock Exchange. Returns for the indices are weighted based on market capitalization at the beginning of each measurement point.

	Cumulative Total Return
	12/00	12/01	12/02	12/03	12/04	12/05
CORAUTUS GENETICS INC.	$100.00	$25.33	$3.28	$6.59	$7.88	$6.10
NASDAQ STOCK MARKET	100.00	79.08	55.95	83.35	90.64	92.73
NASDAQ BIOTECHNOLOGY	100.00	80.72	44.83	62.82	65.43	83.51

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and regulations of the SEC thereunder require our directors, officers and persons who own more than 10% of our common stock, as well as certain affiliates of such persons, to file initial reports of their ownership of our common stock and subsequent reports of changes in such ownership with the SEC. Directors, officers and persons owning more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports received by us, we believe that during the fiscal year ended December 31, 2005, our directors, officers and owners of more than 10% of our common stock complied with all applicable filing requirements.

PROPOSAL 2 – AMENDMENT TO 2002 STOCK PLAN

Introduction

Our shareholders are being asked to consider and vote on this proposal to approve an amendment to the Corautus Genetics Inc. 2002 Stock Plan (the “Stock Plan”). The amendment to the Stock Plan would increase the aggregate number of shares available for issuance under the Stock Plan by 1,000,000 shares of our common stock.

The purpose of the plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives, and to promote the success of our business. To accomplish these objectives, we have the ability under the Stock Plan to grant to employees, directors and consultants, options to purchase our common stock (referred to as options) and restricted shares of our common stock (referred to as restricted stock) (collectively, “Awards”).

Currently, the Stock Plan permits Awards to be granted for an aggregate number of shares of our common stock (subject to adjustment as described below), up to: (i) 3,500,000 shares, plus (ii) any shares which were reserved but not issued under our Urogen Corp. 1999 Stock Plan (the “1999 Plan”), our Urogen Corp. 1995 Stock Plan (the “1995 Plan”) and our Urogen Corp. 1995 Director Option Plan (the “1995 Director Plan”) as of February 4, 2003, plus (iii) any shares returned to the 1999 Plan, the 1995 Plan or the 1995 Director Plan as a result of termination, cancellation or expiration of options, plus (iv) an annual increase to be added on the first day of our fiscal year equal to the lesser of (A) 300,000 shares, (B) 2% of our then outstanding shares, or (C) a lesser amount determined by the board. Upon the approval of the amendment to the Stock Plan, the foregoing number of Awards permitted would be increased by 1,000,000 shares.

The following description of the Stock Plan is qualified in its entirety by reference to the applicable provisions of the Stock Plan, which is attached hereto as Appendix A, reflecting the amendments herein discussed.

Approval of Amendment to Plan

Our board of directors has approved, and recommends that our shareholders ratify and approve the amendment to the Stock Plan. The Plan was originally effective November 21, 2002, was amended and restated effective on May 7, 2004, and the first amendment to the Stock Plan was adopted on August 18, 2005.

Stock Subject to Awards

The capital stock subject to the Awards and other provisions of the Stock Plan is our $0.001 par value common stock. On March 14, 2006, the closing price of our common stock as reported by the NASDAQ Capital Market on that day was $3.40 per share. Subject to adjustment in accordance with the terms of the Stock Plan, upon amendment, a number of aggregate shares of common stock may be granted or purchased under the Stock Plan, up to (i) 4,500,000 shares, plus (ii) any shares which were reserved but not issued under our 1999 Plan, our 1995 Plan and our 1995 Director Plan as of February 4, 2003, plus (iii) any shares returned to the 1999 Plan, the 1995 Plan or the 1995 Director Plan as a result of termination, cancellation or expiration of options, plus (iv) an annual increase to be added on the first day of our fiscal year beginning in 2005, equal to the lesser of (A) 300,000 shares, (B) 2% of our then outstanding shares, or (C) if formal action is taken by the board, a lesser amount determined by the board. Any shares of stock allocable to Awards granted under the Stock Plan which are forfeited, canceled or expired without issuing common stock may again become subject to Awards under the Stock Plan.

Types of Awards

The Stock Plan currently permits grants of options to purchase our common stock and grants of restricted shares of our common stock. Options may be incentive stock options (“ISOs”) or nonqualified stock options (“NQSOs”). The Stock Plan also permits restricted stock grants to be performance-based as provided under Code Section 162(m). See the section above entitled “Limitations on the Deductibility of Execution Compensation” for a discussion of the effect of Code Section 162(m) on Corautus.

Administration

The Stock Plan is generally administered by an Administrator. The Board has appointed our Compensation Committee as Administrator of the Plan, which has the power to interpret the Stock Plan and to determine rules and procedures under the Stock Plan. The Compensation Committee also has the power to approve forms of agreement for the Plan, to determine the methods of exercise of options and withholding methods under the Stock Plan, to determine the transferability of Awards, and make all other determinations necessary or advisable for administering the Plan, subject to the terms of the Stock Plan. Grants under the Stock Plan are approved by our board.

Eligibility and Grants of Awards

The individuals eligible for grants under the Stock Plan are employees, directors and consultants of Corautus Genetics Inc. or its subsidiaries. As of March 27, 2006, there were approximately 24 employees, five consultants, and seven nonemployee directors of Corautus and its subsidiaries, all of whom are eligible to participate in the Stock Plan.

For compliance with Code Section 162(m), the Stock Plan must provide for annual grant limits. Under the Stock Plan, no individual may be granted options to purchase more than 600,000 shares of our common stock in any fiscal year, or an additional 1,000,000 shares in connection with the individual’s initial hire. In addition, no individual may be granted more than 600,000 shares of restricted stock in any fiscal year, or an additional 1,000,000 shares in connection with the individual’s initial hire.

We have no definitive plans to grant Awards to any particular individual at this time, other than the grants to be made to nonemployee directors as compensation for their service as directors for the 2006 service year and potential bonus grants to Dr. Chiang and Messrs. Otto, Atwood, Callicutt and Steele for service in 2006. Awards that have already been granted under the Stock Plan are described in the Equity Compensation Plan Information.

Terms of Awards

Agreement. Each Award is evidenced by an agreement between us and the Award recipient in the form that the Compensation Committee determines is appropriate, subject to the provisions of the Stock Plan.

Performance-Based Awards. Awards under the Stock Plan may be designed to qualify as performance-based compensation, as described in Code Section 162(m). Performance goals under the Stock Plan are based on performance measures, which may include any of the following: (i) earnings before interest expense, taxes, depreciation and amortization (“EBITDA”); (ii) earnings before interest expense and taxes (“EBIT”); (iii) net earnings; (iv) net income; (v) operating income; (vi) earnings per share; (vii) growth; (viii) return on shareholders’ equity; (ix) capital expenditures; (x) expenses and expense ratio management; (xi) return on investment; (xii) improvements in capital structure; (xiii) profitability of an identifiable business unit or product; (xiv) profit margins; (xv) stock price; (xvi) market share; (xvii) revenues or sales; (xviii) costs; (xix) cash flow; (xx) working capital; (xxi) return on assets; (xxii) economic value added; (xxiii) industry indices; (xxiv) peer group performance; (xxv) regulatory ratings; (xxvi) asset quality; (xxvii) gross or net profit; (xxviii) capital raising thresholds, (xxix) agency approval; (xxx) commencement, acceleration, close or certain milestones in connection with our clinical trials; (xxxi) trial results; or (xxxii) stock exchange requirements. Performance Measures may relate to Corautus and/or one or more of its subsidiaries, one or more of its divisions or units or any combination of the foregoing, on a consolidated or nonconsolidated basis, and may be applied on an absolute basis or be relative to one or more peer group companies or indices, or any combination thereof, all as the board determines. In addition, to the extent consistent with the requirements of Section 162 of the Code, the performance measures may be calculated without regard to extraordinary items.

Restricted Stock Awards. Under the Stock Plan, the Administrator may grant shares of restricted stock. The Administrator will determine the restrictions or conditions on shares of common stock granted pursuant to a restricted stock award. The Administrator also generally determines the grantee, amount, vesting, as well as other terms and conditions of restricted stock grants under the Stock Plan, subject to the terms of the Stock Plan. Restricted stock awards with respect to which the shares are not issued until vesting may be eligible to receive dividend equivalent credits when a dividend is paid on our common stock prior to vesting of the Award.

Exercisability of Options and Vesting of Restricted Stock. Each option becomes exercisable as determined by the Administrator. If no provision for exercisability is determined by the Administrator, the options become exercisable in annual 25% increments over four years. Restricted Stock becomes vested as determined by the Administrator. If the Administrator does not otherwise specify, restricted stock will become vested in full on the fifth anniversary of the date of grant. Restricted stock or option grants may require the satisfaction of performance goals as a condition of vesting or exercisability, as applicable. The board has the power to accelerate exercisability of options at any time and may waive any or all restrictions applicable to restricted stock awards at any time.

Term of Options. Options expire on the date determined by the Administrator. In the case of an incentive stock option, the expiration date may not be later than ten years after the date of grant (five years in the case of a 10% owner of Corautus).

Option Exercise Price. Unless otherwise determined by the Administrator, the purchase price of the common stock underlying each option under the Stock Plan is the fair market value of a share of our common stock on the date of grant. The exercise price is payable in the form determined by the Compensation Committee, which may include payment in cash, by check, in whole or in part by surrendering shares of common stock that the optionee held for at least six months before such surrender, by a cashless exercise program, or by any other method permitted by law.

Termination of Employment. Except as otherwise set forth in the option agreement, upon termination of the optionee’s service other than due to cause, death or disability, exercisable options remain exercisable for three months following termination of service. Except as otherwise set forth in the option agreement, upon termination of the optionee’s service due to death or disability, exercisable options remain exercisable for 12 months following termination of service. Except as otherwise set forth in the option agreement, upon termination of the optionee’s service for cause, all options terminate immediately. The board may extend the period during which options may be exercised following termination of service, but not past the options’ maximum permitted expiration date. Unless the board determines otherwise, shares of restricted stock still subject to restriction upon termination of the recipient’s service with Corautus are forfeited.

Transfers. Unless otherwise determined in writing by the Compensation Committee, shares of restricted stock subject to restrictions or other limitations and options are not transferable except by the laws of descent and distribution. Incentive stock options are not transferable except by the laws of descent and distribution.

Withholding. Award recipients are required to satisfy any tax withholding amounts, which may be by payment in cash, withholding from the individual’s regular pay, or any other arrangement acceptable to the Compensation Committee.

Amendment and Termination

The board may amend, alter, suspend or terminate the Stock Plan at any time. No amendment, alteration, suspension or termination will impair the rights of outstanding Award holders without the holders’ consent. Under current NASDAQ rules, the board may not materially amend the Stock Plan without shareholder approval. No awards may be granted under the Stock Plan more than ten years after its effective date of November 21, 2002.

Adjustments

In the event of a stock split, reverse stock split, stock dividend, combination or reclassification of our common stock, or other increase or decrease in the number of issued shares of our common stock without our receipt of consideration, the price and number of shares subject to outstanding Awards, the number of shares available for issuance under the Stock Plan, the number of shares added to the available shares each year, and the annual limits on grants shall be adjusted by the board. In the event of a merger of Corautus with or into another corporation, or a change in control (as defined in the Stock Plan), each outstanding Award shall be assumed or an equivalent award substituted by the successor corporation. If there is no assumption or substitution, all Awards become fully vested and exercisable, and all options terminate after a 15-day notice period.

Federal Income Tax Consequences

The following is a brief general description of the tax consequences that will apply under the Internal Revenue Code to the receipt of Awards under the Stock Plan:

Incentive Stock Options. An option holder has no tax consequences upon issuance or, generally, upon exercise of an ISO. An option holder will recognize income when that option holder sells or exchanges the shares acquired upon exercise of an ISO. This income will be taxed at the applicable capital gains rate if the sale or exchange occurs after the expiration of the requisite holding periods. Generally, the requisite holding periods expire two years after the date of grant of the ISO and one year after the date of acquisition of the common stock pursuant to the exercise of the ISO.

If an option holder disposes of the common stock acquired pursuant to exercise of an ISO before the expiration of the requisite holding periods, the option holder will recognize compensation income in an amount equal to the difference between the option price and the lesser of (i) the fair market value of the shares on the date of exercise and (ii) the price at which the shares are sold. This amount will be taxed at ordinary income rates. If the sale price of the shares is greater than the fair market value on the date of exercise, the difference will be recognized as gain by the option holder and taxed at the applicable capital gains rate. If the sale price of the shares is less than the option price, the option holder will recognize a capital loss equal to the excess of the option price over the sale price.

An option holder may have tax consequences upon exercise of an ISO if the aggregate fair market value of shares of the common stock subject to ISOs that first become exercisable by an option holder in any one calendar year exceeds $100,000. If this occurs, the excess shares will be treated as though they are subject to an NQSO instead of an ISO. Upon exercise of an option with respect to these shares, the option holder will have the tax consequences described below with respect to the exercise of NQSOs.

Finally, except to the extent that an option holder has recognized income with respect to the exercise of an ISO (as described in the preceding paragraphs), the amount by which the fair market value of a share of the common stock at the time of exercise of the ISO exceeds the option price will be included in determining an option holder’s alternative minimum taxable income, and may cause the option holder to incur an alternative minimum tax liability in the year of exercise.

There will be no tax consequences to us upon issuance or, generally, upon exercise of an ISO. However, to the extent that an option holder recognizes ordinary income upon exercise, as described above, we generally will have a deduction in the same amount.

Nonqualified Stock Options. Neither we nor the option holder has income tax consequences from the issuance of NQSOs. Generally, in the tax year when an option holder exercises NQSOs, the option holder recognizes ordinary income in the amount by which the fair market value of the shares at the time of exercise exceeds the option price for such shares. We generally will have a deduction in the same amount as the ordinary income recognized by the option holder in our tax year in which or with which the option holder’s tax year (of exercise) ends.

If an option holder exercises an NQSO by paying the option price with previously acquired common stock, the option holder will recognize income (relative to the new shares such option holder is receiving) in two steps. In the first step, a number of new shares equivalent to the number of older shares tendered (in payment of the NQSO exercised) is considered to have been exchanged in accordance with Code Section 1036 and the rulings thereunder, and no gain or loss is recognized. In the second step, with respect to the number of new shares acquired in excess of the number of old shares tendered, the option holder will recognize income on those new shares equal to their fair market value less any nonstock consideration tendered. The new shares equal to the number of the older shares tendered will receive the same basis the option holder had in the older shares and the option holder’s holding period with respect to the tendered older shares will apply to those new shares. The excess new shares received will have a basis equal to the amount of income recognized by the option holder by exercise, increased by any nonstock consideration tendered. Their holding period will commence upon the exercise of the option.

Restricted Stock. A holder of restricted stock will recognize income upon its receipt, but generally only to the extent that it is not subject to a substantial risk of forfeiture. If the restricted stock is subject to restrictions that lapse in increments over a period of time, so that the holder becomes vested in a portion of the shares as the restrictions lapse, the holder will recognize income in any tax year only with respect to the shares that become nonforfeitable during that year. The income recognized will be equal to the fair market value of those shares, determined as of the time that the restrictions on those shares lapse. That income generally will be taxable at ordinary income tax rates. We generally will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the holder of the restricted stock.

A holder of restricted stock may elect instead to recognize ordinary income for the taxable year in which he or she receives an award of restricted stock in an amount equal to the fair market value of all shares of restricted stock awarded to him or her (even if the shares are subject to forfeiture). That income will be taxable at ordinary income tax rates. At the time of disposition of the shares, a holder who has made such an election will recognize gain in an amount equal to the difference between the sales price and the fair market value of the shares at the time of the award. Such gain will be taxable at the applicable capital gains rate. Any such election must be made within 30 days after the transfer of the restricted stock to the holder. We will generally be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the holder at the time of his or her election.

Limitation on Our Deductions. Under Code Section 162(m), no federal income tax deduction is allowed for compensation paid to a “covered employee” in any of our taxable years to the extent that such compensation exceeds $1,000,000. For this purpose, “covered employees” are generally our chief executive officer and our four highest compensated officers, and the term “compensation” generally includes amounts includable in gross income as a result of the exercise of stock options or the receipt of restricted stock. This deduction limitation does not apply to compensation that is (1) commission based compensation, (2) performance based compensation, (3) compensation which would not be includable in an employee’s gross income, and (4) compensation payable under a written binding contract in existence on February 17, 1993, and not materially modified thereafter.

ERISA. The Stock Plan is not, and is not intended to be, an employee benefit plan or tax-qualified retirement plan. The Stock Plan is not, therefore, subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Code Section 401(a).

Our board of directors unanimously recommends that the shareholders vote “FOR” Proposal No. 2 to approve the amendment to the 2002 Stock Plan.

PROPOSAL 3 - RATIFICATION OF RE-APPOINTMENT OF THE INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has re-appointed the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2006, and has directed that such re-appointment be submitted to our shareholders for ratification at the Annual Meeting. If our shareholders do not ratify the re-appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from shareholders.

Audit and Non-Audit Fees

Aggregate fees for professional services rendered for Corautus’ by Ernst & Young LLP as of or for the fiscal years ended December 31, 2005 and 2004 are set forth below. The aggregate fees included in the Audit category are fees billed for the fiscal years for the audit of Corautus’ annual financial statements and review of financial statements and statutory and regulatory filings or engagements. The aggregate fees included in each of the other categories are fees billed in the fiscal years.

	Fiscal Year 2005	Fiscal Year 2004
Audit Fees	$170,423	$159,484
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$170,423	$159,484

Audit Fees for the fiscal years ended December 31, 2005 and 2004 were for professional services rendered for the audits of the annual consolidated financial statements of Corautus included in Corautus’ Annual Report on From 10-K and quarterly review of the financial statements included in Corautus’ Quarterly Reports on Form 10-Q. Audit Fees for the fiscal year ended December 31, 2005 also included services related to one registration statement on Form S-3.

There were no Audit-Related Fees paid to Ernst & Young LLP for the fiscal years ended December 31, 2005 and 2004.

There were no Tax Fees paid to Ernst & Young LLP for the fiscal years ended December 31, 2005 or 2004.

There were no fees that fall into the classification of All Other Fees as of the fiscal years ended December 31, 2005 or 2004.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

As specified in the Audit Committee charter, the Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm prior to the receipt of such services. Thus, the Audit Committee approved 100% of the services set forth in the above table prior to the receipt of such services and no services were provided under the permitted de minimus threshold provisions.

The Audit Committee of the board of directors has determined that the provision of these services is compatible with the maintenance of the independence of Ernst & Young LLP.

The board of directors unanimously recommends that the shareholders vote “FOR” Proposal No. 3 to ratify the re-appointment of Ernst & Young LLP as the independent registered public accounting firm of Corautus.

SHAREHOLDERS’ PROPOSALS FOR 2007 ANNUAL MEETING

In accordance with our Bylaws, proposals of shareholders, including recommendations for the board of directors, intended to be presented at the 2007 Annual Meeting of Shareholders must be received by us at our executive offices in Atlanta, Georgia, on or before December 5, 2006 to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting and/or to be properly brought before the meeting.

AVAILABILITY OF ANNUAL REPORT TO SHAREHOLDERS AND REPORT ON FORM 10-K

Copies of our Annual Report to Shareholders on Form 10-K for the year ended December 31, 2005, which includes certain financial information about us, have been mailed to our shareholders. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 as filed with the SEC (exclusive of exhibits and documents incorporated by reference), may also be obtained for free by directing written requests to: Corautus Genetics Inc., Secretary, 75 Fifth Street, NW, Suite 313, Atlanta, Georgia 30308 (404) 526-6200. Copies of exhibits and basic documents filed with the Annual Report on Form 10-K or referenced therein will be furnished to shareholders upon written request and payment of a nominal fee in connection with the furnishing of such documents.

LIST OF CORAUTUS’ SHAREHOLDERS

A list of our shareholders as of March 27, 2006, the record date for the Annual Meeting, will be available for inspection at our corporate headquarters during normal business hours during the 10-day period prior to the Annual Meeting.

HOUSEHOLDING

Unless contrary instructions are received, we may send a single copy of the Annual Report, Proxy Statement and Notice of Annual Meeting to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. Each shareholder in the household will continue to receive a separate proxy card. This process is known as “householding” and helps reduce the volume of duplicate information received at a single household, which reduces costs and expenses borne by us.

If you would like to receive a separate set of our annual disclosure documents this year or in future years, follow the instructions described below and we will deliver promptly a separate set. Similarly, if you share an address with another shareholder and the two of you would like to receive only a single set of our annual disclosure documents, follow the instructions below:

1. If your shares are registered in your own name, please contact our transfer agent by writing to them at U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Glendale, California 91204 (Attn: Corautus Genetics Inc. Representative) or calling (818) 502-1404.

2. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

Our board of directors knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Shareholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of Corautus.

By Order of the Board of Directors.

Richard E. Otto
President, Chief Executive Officer and Director

Atlanta, Georgia

April 4, 2006

APPENDIX A: 2002 STOCK PLAN, WITH PROPOSED AMENDMENT

A-1

CORAUTUS GENETICS INC.

2002 STOCK PLAN

ARTICLE I

PURPOSE AND HISTORY OF THE PLAN

The purposes of the Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits awards of Incentive Stock Options, Nonqualified Stock Options and Restricted Stock. The Company intends that Incentive Stock Options granted under the Plan qualify as incentive stock options under Code §422. Nonqualified Stock Options are options that do not qualify as Incentive Stock Options and are subject to taxation under Code §83. Awards of Restricted Stock are subject to taxation under Code §83.

The Board of Directors of the Company originally adopted the Plan, which was then known as the GenStar Therapeutics Corporation 2002 Stock Plan, at its meeting on November 21, 2002, and the Plan was approved by the Company’s shareholders on February 4, 2003. Effective as of April 11, 2003, the First Amendment to the Plan was adopted to reflect the change in the Company’s name from Genstar Therapeutics Corporation to Corautus Genetics Inc., and the Plan became known as the Corautus Genetics Inc. 2002 Stock Plan.

The Plan was amended and restated effective as of May 7, 2004, and subsequently amended as of August 18, 2005. On March 16, 2006, the Board of Directors of the Company approved the amendment of the Plan to authorize an additional one million shares for issuance under the Plan. This amendment and restatement of the Plan, effective as of March 16, 2006, incorporates both of the amendments to the Plan. Options granted under the Plan before the effective date of this restatement shall be governed by the terms of the Plan as in effect on the date of grant of such Options.

ARTICLE II

DEFINITIONS

Words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular. The headings in this Plan are for convenience of reference. Headings are not a part of the Plan and shall not be considered in the construction hereof. Any reference in this Plan to a provision of law which is later revised, modified, finalized or redesignated, shall automatically be considered a reference to such revised, modified, finalized or redesignated provision of law. As used herein, the following definitions shall apply:

2.1 “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Article 5 of the Plan.

2.2 “Applicable Laws” means the requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Options or Restricted Stock are, or will be, granted under the Plan.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Cause” shall have the same definition as used for that term in the Service Provider’s employment agreement, and if none exists, then in the offer letter of employment or service to the Service Provider from the Company, if any. If the Service Provider does not have an employment agreement with or an offer letter from the Company, the term “Cause” means:

(a) the willful and continuous failure to substantially perform the Service Provider’s duties (other than as a result of injury or illness);

(b) any violation of any Federal or state law or regulation, the violation of which can reasonably be expected to expose the Company to criminal investigation or prosecution, material regulatory investigation, material financial loss and/or significant injury to its business reputation, or any breach of any written agreement with the Company or of any other written agreement the Company may designate, or conviction for a felony (including, without limitation, any nolo contendere plea), or any adjudication of a perpetration of a common law fraud;

(c) engagement in any activity that is in conflict of interest or competitive with the Company or its affiliates (other than any isolated, insubstantial and inadvertent action not taken in bad faith and which is promptly remedied upon notice by the Company);

(d) engaging in any act of fraud or dishonesty against the Company or any of its affiliates or any material breach of federal or state securities or commodities laws or regulations;

(e) engaging in an act of assault or other acts of violence in the workplace; or

(f) harassment of any individual in the workplace based on age, gender or other protected status or class or violation of any policy of the Company regarding harassment.

2.5 “Change in Control” means the occurrence of any of the following events:

(a) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(b) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(c) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(d) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

2.6 “Code” means the Internal Revenue Code of 1986, as amended.

2.7 “Common Stock” means the $0.001 par value per share common stock of the Company.

2.8 “Company” means Corautus Genetics Inc., a Delaware corporation.

2.9 “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

2.10 “Director” means a member of the Board.

2.11 “Disability” means a Service Provider’s eligibility to receive long-term disability benefits under a plan sponsored by the Company or one of its Parents or Subsidiaries, or if no such plan is applicable, total and permanent disability as defined in Section 22(e)(3) of the Code.

2.12 “Employee” means any common law employee of the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

2.13 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.14 “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(a) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation The NASDAQ Stock Market or The Nasdaq SmallCap Market of The NASDAQ Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal (Eastern Edition) or such other source as the Administrator deems reliable;

(b) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal (Eastern Edition) or such other source as the Administrator deems reliable; or

(c) In the absence of an established market for the Common Stock, the Fair Market Value on the date of determination shall be determined in good faith by the Administrator, based on its knowledge of all facts and circumstances, including but not limited to any recent sales or purchases of the Common Stock.

2.15 “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

2.16 “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

2.17 “Option” means a stock option granted pursuant to the Plan.

2.18 “Option Agreement” means an agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

2.19 “Option Exchange Program” means a program whereby outstanding Options are surrendered in exchange for Options with a lower exercise price.

2.20 “Optioned Stock” means the Common Stock subject to an Option or Restricted Stock grant.

2.21 “Optionee” means the holder of an outstanding Option granted under the Plan.

2.22 “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

2.23 “Performance Measures” means any one or more of the criteria or measurements by which specific performance goals may be established and performance may be measured, as determined by the Administrator in its discretion. Performance Measures may include the following: (i) earnings before interest expense, taxes, depreciation and amortization (“EBITDA”); (ii) earnings before interest expense and taxes (“EBIT”); (iii) net earnings; (iv) net income; (v) operating income; (vi) earnings per share; (vii) growth; (viii) return on shareholders’ equity; (ix) capital expenditures; (x) expenses and expense ratio management; (xi) return on investment; (xii) improvements in capital structure; (xiii) profitability of an identifiable business unit or product; (xiv) profit margins; (xv) stock price; (xvi) market share; (xvii) revenues or sales; (xviii) costs; (xix) cash flow; (xx) working capital; (xxi) return on assets; (xxii) economic value added; (xxiii) industry indices; (xxiv) peer group performance; (xxv) regulatory ratings; (xxvi) asset quality; (xxvii) gross or net profit; (xxviii)

capital raising thresholds; (xxix) agency approval; (xxx) commencement, acceleration, close or certain milestones in connection with our clinical trials; (xxxi) trial results; or (xxxii) stock exchange requirements. Performance Measures may relate to the Company and/or one or more of its subsidiaries, one or more of its divisions or units or any combination of the foregoing, on a consolidated or nonconsolidated basis, and may be applied on an absolute basis or be relative to one or more peer group companies or indices, or any combination thereof, all as the Administrator determines. In addition, to the extent consistent with the requirements of Section 162 of the Code, the performance measures may be calculated without regard to extraordinary items.

2.24 “Plan” means this Corautus Genetics Inc. 2002 Stock Plan.

2.25 “Recipient” means the holder of an outstanding award of Restricted Stock under the Plan.

2.26 “Restricted Stock” means an award of Common Stock subject to such conditions, restrictions and contingencies as the Administrator determines, which may include the satisfaction of specified goals based on Performance Measures.

2.27 “Restricted Stock Agreement” means a written agreement signed and dated by the Administrator (or its designee) and a Recipient that specifies the terms and conditions of an award of Restricted Stock.

2.28 “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

2.29 “Service Provider” means an Employee, Director or Consultant.

2.30 “Share” means a share of the Common Stock, as adjusted in accordance with Section 12 of the Plan.

2.31 “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

ARTICLE III

STOCK SUBJECT TO THE PLAN

3.1 Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is:

(a) 4,500,000 Shares, plus

(b) any Shares which were reserved but not issued under the Company’s Urogen Corp. 1999 Stock Plan (the “1999 Plan”), the Company’s Urogen Corp. 1995 Stock Plan (the “1995 Plan”) and the Company’s Urogen Corp. 1995 Director Option Plan (the “1995 Director Plan”) as of February 4, 2003, plus

(c) any Shares returned to the 1999 Plan, the 1995 Plan and the 1995 Director Plan as a result of termination, cancellation or expiration of options issued under the 1999 Plan, the 1995 Plan and the 1995 Director Plan, plus

(d) an annual increase to be added on the first day of the Company’s fiscal year beginning in 2005, equal to the lesser of (i) 300,000 shares, (ii) 2% of the outstanding shares on such date, or (iii) if formal action is taken by the Board prior to such date, a lesser amount determined by the Board.

The Shares may be authorized, but unissued, or reacquired Common Stock. In addition, the number of shares of Common Stock subject to option grants made under the Plan which are forfeited, canceled or expired without the issuance of Common Stock, shall again be available for issuance under new Options or awards of Restricted Stock made under the Plan; provided, however, that Shares that have actually been issued under the Plan, whether upon exercise of an Option or grant of Restricted Stock, shall not be returned to the Plan and shall not become available for future distribution under the Plan.

ARTICLE IV

TERM OF PLAN

The Plan became effective upon its initial adoption by the Board on November 21, 2002. It shall continue in effect for a term of ten (10) years unless terminated earlier under Article XI of the Plan.

ARTICLE V

ADMINISTRATION OF THE PLAN.

5.1 Procedure. The Board shall appoint the Administrator from among its members to serve at the pleasure of the Board; provided, if at any time no such Administrator is appointed, the Board shall serve as the Administrator. The Board from time to time may remove members from, or add members to, the Administrator and shall fill all vacancies thereon.

(a) Outside Directors for Section 162(m) Purposes. No Director serving on the Administrator may be a current or former employee of the Company, its Parent or Subsidiary receiving compensation for current or prior services (other than benefits under a tax-qualified retirement plan) during each taxable year during which the Director serves on the Administrator. Furthermore, no Director serving on the Administrator shall be a current or former officer of the Company, its Parent or Subsidiary or shall be receiving direct or indirect remuneration from such a corporation in any capacity other than as a Director. The requirements of this subsection are intended to comply with the “outside director” requirements of Treas. Reg. §1.162-27(e)(3) or any successor regulation and shall be interpreted and construed in a manner which assures compliance with the “outside director” requirement of Section 162(m)(4)(C)(i) of the Code. To the extent Code Section 162(m) or the regulations issued thereunder are modified to reduce or increase the restrictions on who may serve on the Administrator, the Plan shall be deemed modified in a similar manner.

(b) Nonemployee Directors for Rule 16b-3 Purposes. No Director serving on the Administrator may (i) be a current officer or employee of the Company, its Parent or Subsidiary, (ii) receive direct or indirect compensation from the Company, its Parent or Subsidiary for services rendered as a consultant or in any capacity other than as a director, except for an amount that does not exceed the dollar amount for which disclosure would be required pursuant to Rule 404(a) under the Exchange Act, (iii) does not possess an interest in any other transaction for which disclosure would be required pursuant to Rule 404(a) under the Exchange Act; and (iv) is not engaged in a business relationship for which disclosure would be required under Rule 404(a) under the Exchange Act. The requirements of this subsection are intended to comply with Rule 16b-3 or any successor rule or regulation, and shall be interpreted and construed in a manner which assures compliance with said Rule. To the extent Rule 16b-3 is modified to reduce or increase the restrictions on who may serve on the Administrator, the Plan shall be deemed modified in a similar manner.

5.2 Powers of the Administrator. Subject to the provisions of the Plan, the Administrator shall have the authority, in its discretion:

(a) to determine the Fair Market Value of the Common Stock

(b) to select the Service Providers to whom Options and Restricted Stock may be granted hereunder;

(c) to determine the number of shares of Common Stock to be covered by each Option and award of Restricted Stock granted hereunder;

(d) to approve forms of agreement for use under the Plan;

(e) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Option or award of Restricted Stock granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or Restricted Stock or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(f) to establish, approve and evaluate specific performance goals based on Performance Measures for grants of Options and/or Restricted Stock;

(g) to institute an Option Exchange Program;

(h) to construe and interpret the terms of the Plan and awards granted pursuant to the Plan;

(i) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(j) to modify or amend each Option or Restricted Stock award (subject to Section 14(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan;

(k) to allow Optionees to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Option or vesting of Restricted Stock that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by an Optionee to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(l) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option or Restricted Stock previously granted by the Administrator;

(m) to make all other determinations deemed necessary or advisable for administering the Plan.

5.3 Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Optionees and Recipients and any other holders of Options or Restricted Stock.

5.4 Awards of Performance-Based Compensation. At its discretion, the Administrator may make grants of Options and/or awards of Restricted Stock under the Plan that are intended to comply with the “performance-based” compensation provisions of Code Section 162(m). Under any such grants or awards, the number of shares becoming exercisable under an Option or transferable under an award of Restricted Stock may be determined based on the attainment of written performance goals approved by the Administrator for a specified performance period. The performance goal shall state, in terms of an objective formula or standard, the method of computing the amount of the Optioned Shares or the Restricted Stock that becomes exercisable or vested to the Optionee or Recipient if the goal is attained. The performance goals must be established by the Administrator in writing no more than 90 days after the commencement of the performance period or, if less, the number of days that is equal to 25% of the relevant performance period. Performance goals shall be based on one or more Performance Measures. To the degree consistent with Code Section 162(m), the performance goals may be calculated without regard to extraordinary items.

5.5 Delegation by Administrator. Unless prohibited by applicable law or the applicable rules of a stock exchange, upon approval by written resolutions adopted by the Board, the Administrator may delegate to the Company’s Chief Executive Officer the authority to grant awards of Options or Restricted Stock (“Awards”) under the Plan to employees who are not officers of the Company or any Affiliate, provided that the terms and conditions of such Awards shall have been established by the Administrator, and the Chief Executive Officer shall report such grants to the Administrator at its next meeting. The Administrator hereby delegates to the Company’s Corporate

Secretary the authority to document any and all Awards made by the Administrator and/or the Chief Executive Officer under the Plan by execution of the appropriate agreements. The Administrator may revoke any delegation of administrative duties and/or powers at any time by adoption of written resolution.

ARTICLE VI

OPTIONS

6.1 Nonstatutory Stock Options may be granted to any Service Provider. Incentive Stock Options may be granted only to Employees. When the Administrator grants an Option hereunder, it shall prepare (or cause to be prepared) an Option Agreement that specifies the following terms:

(a) the name of the Optionee;

(b) the total number of Shares to which the Option pertains;

(c) the exercise price of the Option;

(d) the date as of which the Administrator granted the Option;

(e) the type of Option granted (Incentive Stock Option or a Nonstatutory Stock Option);

(f) the requirements for the Option to become exercisable, such as continuous service, time-based schedule, period and goals based on Performance Measures to be satisfied, etc., which shall include, if applicable:

(1) the period over which performance is to be measured, if any, which may be of a short-term or long-term duration;

(2) the specific goals based on Performance Measures upon satisfaction of which the Option is to become exercisable, if any;

(3) the specific dates as of which Performance Measures, if any, are to be measured; and

(g) the term of the Option.

6.2 Date of Grant. The date of grant of an Option shall be, for all purposes, the date on which the Administrator formally takes action granting such Option, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Optionee within a reasonable time after the date of such grant.

6.3 Limitations.

(a) Notwithstanding designation of an Option as an Incentive Stock Option, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock

Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

(b) The following limitations shall apply to grants of Options:

(1) Except as provided in subsection (ii) below, no Service Provider shall be granted, in any calendar year beginning with the 2004 year, Options to purchase more than 600,000 Shares.

(2) In connection with his or her initial service, effective beginning in 2004, a Service Provider may be granted a maximum of Options to purchase up to 1,000,000 Shares, which shall not count against the limit set forth in subsection (1) above.

(3) The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Article VIII.

(4) If an Option is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Article VIII), the cancelled Option will be counted against the limits set forth in subsections (i) and (ii) above. For this purpose, if the exercise price of an Option is reduced, the transaction will be treated as a cancellation of the Option and the grant of a new Option.

6.4 Transferability of Options. Unless determined otherwise in writing by the Administrator, no Option may be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and Options may be exercised, during the lifetime of the Optionee, only by the Optionee. If the Administrator makes an Option transferable, such Option shall contain such additional terms and conditions as the Administrator deems appropriate.

6.5 Agreement. Each Option shall be evidenced by an Option Agreement signed by the Optionee signed by the Recipient. Failure of a Service Provider to execute an Option Agreement or Restricted Stock Agreement within 90 days of receipt of such agreement from the Company shall render the Option null and void ab initio.

6.6 Term of Option and Termination of Employment or Service.

(a) Term. The term of each Option shall be determined by the Administrator and stated in the Option Agreement. In the case of an Incentive Stock Option, the term shall not exceed ten (10) years from the date of grant or five (5) years from the date of grant in the case of an Incentive Stock Option granted to an Optionee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary.

(b) Termination as Service Provider in General. If an Optionee ceases to be a Service Provider, other than due to the Optionee’s death or Disability or for Cause, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is exercisable on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three (3) months following the Optionee’s termination other than due to Cause, death or Disability. If, after termination, the Optionee does not exercise the exercisable portion of his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(c) Disability of Optionee. If an Optionee ceases to be a Service Provider as a result of the Optionee’s Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent the Option is exercisable on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee’s termination. If, after termination, the Optionee does not exercise the exercisable portion of his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(d) Death of Optionee. If an Optionee dies while a Service Provider, the Option may be exercised following the Optionee’s death within such period of time as is specified in the Option Agreement to the extent that the Option is exercisable on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Option Agreement), by the Optionee’s designated beneficiary, provided such beneficiary has been designated prior to Optionee’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Optionee, then such Option may be exercised by the personal representative of the Optionee’s estate or by the person(s) to whom the Option is transferred pursuant to the Optionee’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following Optionee’s death. If the exercisable portion of the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(e) Cause. Unless otherwise provided in the Option Agreement, upon an Optionee’s termination as a Service Provider for Cause, any outstanding Options, exercisable and unexercisable, shall terminate immediately as of the date of termination.

6.7 Conversion of ISO to NQSO. To the extent that all or part of an Incentive Stock Option is not exercised within the legal period for Incentive Stock Option tax treatment under code Section 422, the Incentive Stock Option shall automatically convert to an Nonqualified Stock Option for the remainder of the exercise period. In the event of any dispute, the Administrator shall have sole authority and discretion regarding determinations related to termination of as a Service Provider, and the Administrator’s determination shall be final and binding.

6.8 Option Exercise Price, Exercisability and Consideration.

(a) Exercise Price. Unless otherwise determined by the Administrator, and subject to (i) and (ii) below, the per Share exercise price of each Option shall be 100% of the Fair Market Value of a share of Common Stock on the date of grant.

(1) In the case of an Incentive Stock Option:

(A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(2) In the case of a Nonstatutory Stock Option intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(3) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a merger or other corporate transaction.

6.9 Exercisability of Options. At the time an Option is granted, the Administrator shall establish the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised. Unless the Administrator specifies otherwise in the Option Agreement, each Stock Option shall become exercisable with respect to 25% of the Optioned Shares on each of the first, second, third and fourth anniversaries of the date of grant of the Option. If the Optionee ceases to be a Service Provider of the Company and its Parents and Subsidiaries, his or her rights with regard to all then unexercisable Options shall cease immediately. The Administrator may impose any other conditions, restrictions and contingencies on awards of Options. Such conditions, restrictions and contingencies may include a requirement of continuous service and/or the satisfaction of specified goals based on Performance Measures. The Administrator may designate a single Performance Measure or multiple Performance Measures as criteria for performance goals.

6.10 Accelerated Exercisability. The Administrator shall always have the right to accelerate the exercisability of any Option awarded under this Plan. The Administrator may elect, in its sole discretion, to waive any or all restrictions with respect to all or any portion of an Option at any time, provided that any such modification of the terms and conditions of an Option shall be subject to the provisions of Section 9.3 of the Plan (implemented as if it applied to modifications of an outstanding Option).

6.11 Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. Such consideration may consist entirely of:

(a) cash;

(b) check;

(c) other Shares which, in the case of Shares acquired directly or indirectly from the Company, (i) have been owned by the Optionee for more than six (6) months on the date of surrender, and (ii) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(d) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(e) any combination of the foregoing methods of payment; or

(f) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

6.12 Exercise of Option.

(a) Procedure for Exercise. Any Option granted hereunder shall be exercisable according to the terms of the Plan in accordance with procedures determined by the Administrator. Unless the Administrator specifies otherwise in the Option Agreement, an Optionee may exercise an Option for less than the full number of Shares subject to the Option. However, such exercise may not be made for less than 100 Shares or the total remaining Shares subject to the Option. The Administrator may in its discretion specify other Option terms, including restrictions on frequency of exercise and periods during which Options may not be exercised. An Option may not be exercised for a fraction of a Share.

(b) Payment of Exercise Price. An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, (ii) full payment for the Shares with respect to which the Option is exercised as provided in Section 6.11 of the Plan, and (iii) satisfaction of the conditions under Article X of the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Subject to the conditions of Article X of the Plan, the Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

6.13 Rights as a Stockholder. Until the Shares are issued (as evidenced by the appropriate entry on the stock ownership records of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Article VIII of the Plan.

ARTICLE VII

RESTRICTED STOCK

7.1 Eligibility and Grant. Restricted Stock may be granted to Service Providers. When the Administrator awards Restricted Stock under the Plan, it shall prepare (or cause to be prepared) a Restricted Stock Agreement that specifies the following terms:

(a) the name of the Recipient;

(b) the total number of shares of Common Stock to which the award of Restricted Stock pertains;

(c) a description of any restrictions applicable to the Restricted Stock;

(d) the manner in which the Restricted Stock will become nonforfeitable and transferable (and other restrictions lapse, if applicable), such as continuous service, time-based schedule, period and goals based on Performance Measures to be satisfied, etc., and which shall include, if applicable:

(1) the period over which performance is to be measured for vesting purposes, if any, which may be of a short-term or long-term duration;

(2) the specific goals based on Performance Measures upon satisfaction of which the Restricted Stock is to become vested and nonforfeitable, if any; and

(3) the specific dates as of which Performance Measures, if any, are to be measured;

(e) whether the awarded Restricted Stock is eligible for dividend credit (as provided in Section 7.10 below); and

(f) the date as of which the Administrator awarded the Restricted Stock.

7.2 Date of Grant. The date of grant of an award of Restricted Stock shall be, for all purposes, the date on which the Administrator formally takes action granting such Restricted Stock, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Recipient within a reasonable time after the date of such grant.

7.3 Maximum Number of Shares for Restricted Stock Awards. Subject to readjustment pursuant to Article VIII of the Plan, unless increased by amendment to the Plan and approved by the shareholders of the Company:

(a) except as provided in subsection (b)(ii) below, no Service Provider shall be granted, in any calendar year beginning with the 2004 calendar year, more than 600,000 shares of Restricted Stock; and

(b) in connection with his or her initial service, effective beginning in 2004, a Service Provider may be granted up to an additional 1,000,000 shares of Restricted Stock, which shall not count against the limit in subsection (b)(i) above.

7.4 Vesting of Restricted Stock. Unless the Administrator specifies in the Restricted Stock Agreement that an alternative vesting schedule shall apply, that other vesting requirements shall apply or that no vesting requirements shall apply, an award of Restricted Stock shall become 100% vested and nonforfeitable on the fifth (5th) anniversary of the date of grant if the Recipient is a Service Provider on that date, and before the fifth (5th) anniversary of the date of grant, no portion of the Restricted Stock shall be vested.

7.5 Other Requirements. The Administrator may impose any other conditions, restrictions and contingencies on awards of Restricted Stock. Such conditions, restrictions and contingencies may include a requirement of continuous service and/or the satisfaction of specified Performance Measures. The Administrator may designate a single Performance Measure criterion or multiple Performance Measure criteria for performance goal purposes. The Administrator may determine, in accordance with Section 5.4 of the Plan, whether such vesting requirements will conform with the requirements applicable to performance-based compensation under Code Section 162(m). The Restricted Stock Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

7.6 Accelerated Vesting. The Administrator shall always have the right to accelerate vesting of any Restricted Stock awarded under this Plan. The Administrator may elect, in its sole discretion, to waive any or all restrictions with respect to all or any portion of an award of Restricted Stock at any time.

7.7 Termination of Employment or Service. Unless the Administrator decides otherwise, except as provided in subsection (e) above, all shares of Restricted Stock that remain subject to restriction upon the Recipient’s termination of employment or service for any reason shall be forfeited by the Recipient.

7.8 Delivery of Restricted Stock.

(a) Issuance.

(1) Performance-Based Awards. When the Administrator awards Restricted Stock hereunder, to the extent that such Restricted Stock becomes vested and nonforfeitable only upon the satisfaction of specified goals based on Performance Measures as specified by the Administrator, the Company shall establish a bookkeeping account for the Recipient that shall accurately reflect the number of shares of Restricted Stock subject to the award. Subject to Article X below, upon vesting, such shares of Restricted Stock shall be converted into Common Stock and the Common Stock shall be issued to the Recipient. Any fractional share that becomes vested shall be rounded down to the nearest whole share.

(2) Other Awards. Subject to Article X below, in the case of Restricted Stock that does not require the satisfaction of specified goals based on Performance Measures as a condition of vesting, the Company shall issue the shares of Restricted Stock within a reasonable period of time after execution of the Restricted Stock Agreement. As long as any restrictions apply to the Restricted Stock, the shares of Restricted Stock may, in the Administrator’s discretion, be held by the Administrator in uncertificated form in a restricted account.

(3) Notwithstanding subsections (1) and (2) above, if any law or regulation requires the Company to take any action (including, but not limited to, the filing of a registration statement under the Securities Act of 1933, as amended, and causing such registration statement to become effective) with respect to such shares before the issuance thereof, then the date of delivery of the shares shall be extended for the period necessary to take such action.

(b) Legend. Unless the certificate representing shares of the Restricted Stock is deposited with a custodian (as described in subparagraph (iii) hereof), each certificate shall bear the following legend (in addition to any other legend required by law):

“The transferability of this certificate and the shares represented hereby are subject to the restrictions, terms and conditions (including forfeiture and restrictions against transfer) contained in Corautus Genetics Inc. 2002 Stock Plan and a Restricted Stock Agreement dated             ,             , between              and Corautus Genetics Inc. The Plan and the Restriction Agreement are on file in the office of the Vice President of Finance & Administration of Corautus Genetics Inc.”

Such legend shall be removed or canceled from any certificate evidencing shares of Restricted Stock as of the date that such shares become nonforfeitable.

(c) As an alternative to delivering a stock certificate to the Recipient, the Administrator may deposit or transfer such shares electronically to a custodian designated by the Administrator. The Administrator shall cause the custodian to issue a receipt for the shares to the Recipient for any Restricted Stock so deposited. The custodian shall hold the shares and deliver the same to the Recipient in whose name the Restricted Stock evidenced thereby are registered only after such shares become nonforfeitable.

7.9 Rights as a Stockholder. Subject to Article X of this Plan, upon issuance of the shares of the Restricted Stock, the Recipient shall have immediate rights of ownership in the shares of Restricted Stock, including the right to vote the shares and the right to receive dividends with respect to the shares, notwithstanding any outstanding restrictions on the Restricted Stock.

7.10 Dividend Equivalents. If provided by the Administrator in the Restricted Stock Agreement with respect to Restricted Stock that is recorded in a bookkeeping account as provided in Section 7.8(a)(1) above, , on each date on which a dividend is distributed by the Company on shares of Common Stock (whether paid in cash, Common Stock or other property), the Recipient’s Restricted Stock bookkeeping account shall be credited with an additional whole or fractional number of shares of Restricted Stock. The number of additional shares of Restricted Stock to be credited shall be determined by dividing the product of the dividend value times the number of shares of Restricted Stock standing in the Recipient’s account on the dividend record date by the Fair Market Value of the Common Stock on the date of the distribution of the dividend (i.e., dividend amount x number of whole and fractional Restricted Stock as of the dividend record date / Fair Market Value of Common Stock as of dividend distribution date). Accounts shall be maintained and determinations shall be calculated to three decimal places.

ARTICLE VIII

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, MERGER OR CHANGE IN

CONTROL.

8.1 Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock that have been authorized for issuance under the Plan but as to which no Options or Restricted Stock have yet been granted or which have been returned to the Plan upon cancellation, termination, forfeiture or expiration of an Option, the number of Shares that may be added annually to the Plan pursuant to Section 3.1(d), and the number of shares of Common Stock as well as the price per share (if applicable) of Common Stock covered by each such outstanding Option or Restricted Stock award, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. The number of shares available under the Plan or the number of shares of Common Stock subject to any outstanding awards shall be the next lower whole number of shares, so that fractions are rounded downward. The exercise price of outstanding options shall be rounded up to the nearest penny. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option or Restricted Stock award.

8.2 Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Optionee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Optionee to have the right to exercise his or her Option until ten (10) days prior to such transaction as to all of the Optioned Stock covered thereby, including Shares as to which the Option would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Option or issued pursuant to a Restricted Stock grant shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. Unvested Restricted Stock and unexercised Options will terminate immediately prior to the consummation of such proposed action.

8.3 Merger or Change in Control. In the event of a merger of the Company with or into another corporation, or a Change in Control, each outstanding Option and Restricted Stock award shall be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option or Restricted Stock award, the Optionee or Recipient shall fully vest in such Restricted Stock and have the right to exercise the Option as to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option becomes fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Optionee in writing or electronically that the Option shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option shall terminate upon the expiration of such period.

For the purposes of this Section 8.3, the Option or Restricted Stock award shall be considered assumed if, following the merger or Change in Control, the option or award confers the right to purchase or receive, for each Share of Restricted Stock upon vesting or each Share of Optioned Stock subject to the Option immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or vesting of Restricted Stock, for each Share subject to the Option or Restricted Stock, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.

8.4 March, 2003 Reverse Stock Split. The numbers of shares in Article III, Section 6.3(c) and Section 7.3 of the Plan have been determined after and reflect the 1-for-7 reverse stock split that became effective March 10, 2003, with respect to the Common Stock.

ARTICLE IX

AMENDMENT AND TERMINATION OF THE PLAN.

9.1 Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

9.2 Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws. In particular, the Company shall obtain stockholder approval of any Plan amendment which (i) increases the number of Shares available for issuance under the Plan, (ii) modifies the provisions regarding who is eligible to receive grants under the Plan, or (iii) materially revises the Plan.

9.3 Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee with respect to outstanding grants, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination. The Administrator may amend any Option Agreement or Restricted Stock Agreement that it previously has authorized under the Plan if the amended agreement is signed by the Company and the applicable Optionee or Recipient, except that an existing Option Agreement may not be amended to lower the exercise price of the Option.

ARTICLE X

CONDITIONS UPON ISSUANCE OF SHARES.

10.1 Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option or upon grant of Restricted Stock unless the exercise of such Option and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

10.2 Investment Representations. As a condition to the exercise of an Option or issuance of Restricted Stock, the Company may require the person exercising such Option or receiving Restricted Stock to represent and warrant at the time of any such exercise that the Shares are being purchased (or acquired, as applicable) only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

10.3 Tax Withholding. Upon a taxable transaction under the Plan, the Optionee or Recipient, as applicable, must pay to the Company an amount necessary to cover the minimum required income tax and other withholdings before the Company shall issue Common Stock under the Plan. The Participant may satisfy the withholding requirements by any one or combination of the following methods as permitted by the Company in its discretion:

(a) payment in cash;

(b) withholding from the Participant’s regular pay within the same calendar year for which the tax is due; or

(c) any other arrangement acceptable to the Company in its sole discretion.

ARTICLE XI

MISCELLANEOUS

11.1 Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

11.2 Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

11.3 Stockholder Approval. The Plan shall be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is amended and restated. Such stockholder approval shall be obtained in the manner and to the degree required under Applicable Laws.

11.4 No Employment or Service Rights. Neither the Plan nor any Option or Restricted Stock grant shall confer upon an Optionee any right with respect to continuing the Optionee’s relationship as a Service Provider with the Company, nor shall they interfere in any way with the Optionee’s right or the Company’s right to terminate such relationship at any time, with or without cause.

11.5 Governing Law. The Plan is governed by and shall be construed in accordance with the laws of the State of Georgia.

APPROVED BY THE BOARD AT ITS MEETING ON MARCH 16, 2006

REVOCABLE PROXY

CORAUTUS GENETICS INC.

COMMON STOCK AND SERIES D PREFERRED STOCK

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2006 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Richard E. Otto, Robert T. Atwood and Jack W. Callicutt, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of common stock and Series D Preferred Stock of Corautus Genetics Inc. (the “Company”) that the undersigned is entitled to vote at the 2006 Annual Meeting of Shareholders of the Company, to be held at 75 Fifth Street, NW, Third Floor Conference Room, Atlanta, Georgia 30308, on Thursday, May 11, 2006, at 9:00 a.m., local time, and at any and all adjournments thereof, as indicated below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE BELOW-LISTED PROPOSALS

1)	Elect as directors the nine nominees listed below to serve until the 2007 Annual Meeting of Shareholders and until their successors are elected and qualified (except as marked to the contrary below):

☐	FOR ALL NOMINEES listed below (except as marked to the contrary below).	☐	WITHHOLD AUTHORITY to vote for all nominees listed below.

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below.

Robert T. Atwood, Eric N. Falkenberg, James C. Gilstrap, John R. Larson, F. Richard Nichol, Ph.D., Richard E. Otto, B. Lynne Parshall, Ivor Royston, M.D. and Victor W. Schmitt.

2)	Approval of the proposal to amend our 2002 Stock Plan, which will increase the maximum number of shares of common stock reserved for issuance thereunder.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3)	Approval of the proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2006.

☐	FOR	☐	AGAINST	☐	ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as properly may come before the Annual Meeting and any and all adjournments thereof.

(Continued, and to be signed and dated, on the reverse side)

(Continued from the other side)

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

PROXY—SOLICITED BY THE BOARD OF DIRECTORS

This proxy card will be voted as directed. If no instructions are specified, this proxy card will be voted “FOR” each of the proposals listed on the reverse side of this proxy card. If any other business is presented at the Annual Meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the board of directors knows of no other business to be presented at the Annual Meeting.

The undersigned may elect to withdraw this proxy card at any time prior to its use by (1) giving written notice to Jack W. Callicutt, Vice President-Finance and Administration, at 75 Fifth Street, NW, Suite 313, Atlanta, Georgia 30308, (2) by executing and delivering a proxy card bearing a later date or (3) by voting in person at the Annual Meeting.

Date: , 2006

Signature
Signature, if shares held jointly

Please mark, date and sign exactly as your name appears on this proxy card. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee, guardian or custodian, please give your full title. If the holder is a corporation or a partnership, the full corporate or partnership name should be signed by a duly authorized officer.

Do you plan to attend the Annual Meeting in person?

☐	YES	☐	NO